                                                                     EXHIBIT 2.3







                          AGREEMENT AND PLAN OF MERGER



                                   DATED AS OF



                                 MARCH 16, 1998



                                      AMONG



                              MCE COMPANIES, INC.,

                           MCE ACQUISITION NO. 1, INC.

                                       AND

                              METELICS CORPORATION

                          AGREEMENT AND PLAN OF MERGER



         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of March 16, 1998 by and among MCE COMPANIES, INC., a Michigan corporation ("MCE"), MCE ACQUISITION NO. 1, INC., a Michigan corporation and a wholly-owned subsidiary of MCE ("Newco"), and METELICS CORPORATION, a California corporation ("Metelics"). MCE and Newco are sometimes referred to herein individually as an "MCE Company" and collectively as the "MCE Companies".


                                    RECITALS

         A. MCE, Newco and Metelics have determined that it is in the best interests of their respective shareholders for MCE to acquire all of the issued and outstanding equity interests in Metelics, all as provided herein.

         B. In order to effectuate the acquisition of the business of Metelics, MCE has organized Newco as a wholly-owned subsidiary, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge Newco with and into Metelics, so that Metelics shall continue as the surviving corporation of the mergers and as a wholly-owned subsidiary of MCE, and the shareholders of Metelics (each a "Shareholder" and collectively the "Shareholders") will receive merger consideration in the form of cash and shares of MCE Common Stock (as defined in Section 1.3(a)) as provided herein, in exchange for the Shareholders' respective issued and outstanding equity interests in Newco.

         C. Capitalized terms not otherwise defined at the time of usage shall have the meanings designated in Article IX of this Agreement or elsewhere in this Agreement.


                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                      MERGER; MERGER CONSIDERATION; CLOSING

         1.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger (as defined below) and the other transactions contemplated hereby (the "Closing") shall take place on Friday, March 6, 1998, or as promptly as practicable thereafter (and in any event within five (5) business days after the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof), at the offices of Metelics, or at such other place and time as the parties may otherwise agree, and the date of the Closing is referred to herein as the "Closing Date".

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         1.2 THE MERGER. The merger described in this Section 1.2 is referred to herein as the "Merger". The surviving corporation of the Merger is sometimes referred to herein as the "Surviving Corporation". Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the California General Corporation Law (the "California Law") and the Michigan Business Corporation Act (the "Michigan Law"), as the case may be, at the Effective Time (as defined below), Newco will be merged with and into Metelics, with Metelics being the Surviving Corporation in the Merger and becoming a wholly-owned subsidiary of MCE, and the separate corporate existence of Newco shall cease.

         1.3 MERGER CONSIDERATION; CONVERSION OF SECURITIES.

                  (a) Merger Consideration; Conversion of Metelics Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Metelics, MCE, Newco or the Shareholders, all of the outstanding shares of capital stock of Metelics (collectively, the "Metelics Stock") shall be converted into the right to receive aggregate merger consideration (the "Merger Consideration") equal to the following:

                           (i) An aggregate of $20,900,000 in cash, in immediately available funds (the "Cash Consideration"), subject to the Cash Adjustments (as defined below); and

                           (ii) An aggregate of 16,364 shares of the Common Stock, without par value, of MCE (the "MCE Common Stock"), valued at $6,102,000 (the "MCE Common Stock Consideration"), with such MCE Common Stock Consideration subject to the MCE Common Stock Adjustments (as defined below), the Indemnification Escrow (as defined below) and, for the Named Shareholders (as defined below), the Employment Escrow (as defined below).

At the Closing, MCE shall, in exchange for all of the Metelics Stock, (x) pay to the Shareholders, based on their respective Pro Rata Percentages (as defined in Section 9.1), the Cash Consideration, and (y) issue to the Shareholders, based upon their respective Pro Rata Percentages, the MCE Common Stock Consideration (including fractional shares, as necessary). All of the shares of Metelics Stock, as well as the certificates representing any such shares, shall, by virtue of the Merger and without any action on the part of the parties hereto or the Shareholders, be deemed to be no longer outstanding, not to be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the Merger Consideration. Notwithstanding anything herein to the contrary, any shares of Metelics Stock held by Shareholders who have not voted in favor of the Merger and who have complied with all of the




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relevant provisions of Section 1301 of the California Law (the "Dissenting
Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, their rights to appraisal thereunder. If, after the Effective Time, any holder of Dissenting Shares fails to protect or withdraws or otherwise loses such right, each of such holders of shares of Metelics Stock shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration with out any interest thereon.

                  (b) Treasury Stock of Metelics. All shares of Metelics Stock that are held by Metelics as treasury stock, if any, shall be canceled and retired and no shares of MCE Common Stock or other consideration shall be delivered or paid in exchange therefor.

                  (c) Conversion of Newco Stock. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MCE, Newco, Metelics or the Shareholder, shall automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time of the Merger.

         1.4 ADJUSTMENTS. The Merger Consideration shall be subject to the following adjustments (collectively, the "Adjustments"):

                  (a) Cash Adjustment. The Cash Consideration shall be adjusted in accordance with the following, with the sum of the following adjustments collectively referred to as the "Cash Adjustment":


                           (i) Changes in Net Working Capital. As of September 30, 1997, the Net Working Capital of Metelics (exclusive of cash) is represented by Metelics to be as follows (the "9/30/97 Net Working Capital"):


               Accounts Receivable  (net of reserves)            $1,455,000
               Inventory
                 (net of reserves)                                  875,000
               Prepaids                                             110,000
               Accounts Payable                                    (161,000)
               Accruals                                            (594,000)
                                                                 ----------

                        Net Working Capital                      $1,685,000
                                                                 ==========

         If the Net Working Capital of Metelics as of the month end immediately preceding the Closing or, if the Closing occurs on or effective as of a month end, as of such month end (in either case, the "Closing Net Working Capital"), is more than $1,685,000, the Cash Consideration shall be adjusted upward, on a dollar-for-dollar basis, in an amount equal to such difference and if the Closing Net Working Capital of Metelics is less than


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

         $1,685,000, the Cash Consideration shall be adjusted downward, on a dollar-for-dollar basis, in an amount equal to such difference (the "Closing Net Working Capital Adjustment").

                           (ii) Distribution of Less than All of Pre-Closing Cash Amount. In the event that Metelics distributes less than all of the Pre-Closing Cash Amount (as defined in Section 9.1) to the Shareholders prior to or as of the Effective Time, the Cash Consideration shall be adjusted upward on a dollar-for-dollar basis in an amount equal to the difference between the Pre-Closing Cash Amount and the amount so distributed (the "Pre-Closing Cash Amount Distribution Adjustment").

         (b) MCE Common Stock Adjustment.

                           (i) Subject to the provisions of subsection (ii) below, the number of shares of MCE Common Stock comprising the MCE Common Stock Consideration shall be adjusted upward by an amount, if any, by which 16,364 is less than the quotient of:

                                    (A) the value of Metelics, determined by
                  using the product of the Closing EBITDA of Metelics as of and for the period ended December 31, 1997, multiplied by 9.09, as finally determined in accordance with Article IV hereof, and less 20,900,000; divided by

                                    (B) the value of MCE, determined by using
                  the Valuation Formula as of and for the period ended December 31, 1997, as finally determined in accordance with Article IV hereof, divided by the Closing Outstanding MCE Shares (as defined in Section 9.1).

                           (ii) If the adjustment described above in subsection
         (i) results in an upward adjustment, then MCE shall deliver (in accordance with Article IV) to the Shareholders, based upon their respective Pro Rata Percentages, up to an additional 3,600 shares of MCE Common Stock in the aggregate, with fifty percent (50%) of such shares issued directly to the Shareholders and fifty percent (50%) of such shares issued to and held by the Indemnification Escrow (all of which shares issued to the Named Shareholders also would be issued to and held by the Employment Escrow).

The foregoing adjustment to increase the number of shares issued pursuant to the MCE Common Stock Consideration is referred to herein as the "MCE Common Stock Adjustment". The net result of the MCE Common Stock Adjustment would be that the Shareholders could receive, in the aggregate, as many as 19,964 shares of MCE Common Stock.

         1.5 FILING OF MERGER DOCUMENTS; EFFECTIVE TIME. At the Closing, the parties shall cause the Merger to be consummated by executing and filing a duly executed Certificate of Merger with respect to the Merger with the Secretary of State of the State of California and a



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duly executed Certificate of Merger with respect to the Merger with the
Department of Consumer and Industry Services of the State of Michigan, with each of the foregoing in such form as counsel for MCE and Metelics determines is required by and in accordance with the relevant provisions of the California Law and the Michigan Law, as the case may be (the latest date and time of such filings is referred to herein as the "Effective Date" or "Effective Time").

         1.6 EFFECT OF THE MERGER. At the Effective Time, the effect of the Mergers shall be as provided under the California Law and the Michigan Law, as the case may be. Without limiting the generality of the foregoing, at the Effective Time:

                  (a) All property, rights, privileges, policies and franchises of Metelics and Newco shall vest in the Surviving Corporation and all debts, liabilities and duties of Metelics and Newco shall become the debts, liabilities and duties of the Surviving Corporation;

                  (b) The Articles of Incorporation and the Bylaws of Metelics as in effect immediately prior to the Effective Time or as amended by the Certificate of Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation after the Effective Time, unless and until amended in accordance with their terms and as provided by law; and

                  (c) The directors and officers of the Surviving Corporation after the Effective Time shall be those individuals listed on Schedule 1.5, with each individual to hold his position as a director or as an officer in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation, until his successor is duly elected and qualified or until his resignation or removal.

         1.7 TAX AND ACCOUNTING TREATMENT. The parties hereto acknowledge and agree that the Merger contemplated hereby shall be accounted for under the purchase method of accounting, and the Mergers are not intended to be treated for tax purposes as tax-free reorganizations under Section 368 of the Code (as defined in Section 9.1). In addition, none of the parties shall make an election under, or take any action to have the Merger result in tax treatment equivalent to an election under, Section 338(h)(10) of the Code.

         1.8 PROCEDURE AT THE CLOSING. At the Closing, the parties agree that the following shall occur:

                  (a) Conditions to Obligations of MCE. Metelics shall have satisfied (or MCE shall have waived) each of the conditions set forth in Article VI and shall deliver to MCE the documents, certificates, opinions, consents and letters required by Article VI.

                  (b) Conditions to Obligations of Metelics. MCE shall have satisfied (or Metelics shall have waived) each of the conditions set forth in
Article VII and shall deliver the documents, certificates, consents and letters required by Article VII.

                  (c) Payment of Merger Consideration at the Closing. MCE shall pay to the Shareholders, based on their Pro Rata Percentages, the Cash Consideration and the MCE


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Common Stock Consideration, in accordance with Schedule 1.8. Notwithstanding anything herein to the contrary, no Shareholder shall be entitled to receive any Merger Consideration unless and until such Shareholder has delivered to MCE the stock certificate(s) representing all of the Metelics Stock owned by such Shareholder, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, with signatures guaranteed by a national or state chartered bank or other financial institution and with all necessary transfer tax and other revenue stamps (if any), acquired at such Shareholder's expense, affixed thereto and canceled. In the event that a Shareholder does not receive all of the Merger Consideration at the Closing due to the failure to comply with the preceding sentence, none of the MCE Companies or Metelics shall be obligated to pay any interest or other consideration to such Shareholder, it being understood and agreed that the sole obligation of such Persons shall be to pay the Merger Consideration upon compliance with the provisions hereof.

         1.9 APPOINTMENT OF SHAREHOLDERS' COMMITTEE. Upon approval of the Merger by the Shareholders, the Shareholders shall be deemed to have appointed the Named Shareholders as the initial members of a five-person committee (the "Shareholders' Committee"), to have irrevocably designated the Shareholders Committee as the agent of each of the Shareholders to act for and on behalf of the Shareholders as specifically set forth in, and to take all actions required or permitted under, this Agreement, the Indemnification Agreement or the Escrow Agreement, and to have approved the following terms and conditions pertaining to the Shareholders' Committee:

                  (a) Actions of the Shareholders' Committee shall require approval by a majority of the members then serving. Decisions of the Shareholders' Committee, when evidenced by a writing executed by a majority of the members of the Shareholders' Committee or by the Shareholders' Committee Representative, shall be final, binding and conclusive upon each Shareholder. Third parties, including but not limited to MCE and the Escrow Agent under the Escrow Agreement, may rely upon any such decision, act or instruction as being the decision, act or instruction of each Shareholder and any notice given to the Shareholders' Committee under this Agreement, the Indemnification Agreement or the Escrow Agreement shall constitute effective notice to all the Shareholders. The authority and responsibilities of the Shareholders' Committee shall include, but not necessarily be limited to, (i) fulfilling the post-Closing obligations of the Shareholders under Article IV of this Agreement, (ii) contesting and settling claims under the Indemnification Agreement, (iii) coordinating and acting on behalf of the Shareholders under the Escrow Agreement and (iv) engaging accountants, lawyers and other Persons which, in the discretion of the Shareholders' Committee, shall be necessary or advisable in connection with carrying out its responsibilities under this Agreement, the Indemnification Agreement and the Escrow Agreement. In the event of the disability, death, or resignation of any member of the Shareholders' Committee, the remaining member or members, or if there is none, a majority in interest of the Shareholders based on their Pro Rata Percent-ages, shall designate the successor member or members to fill such vacancy or vacancies.

                  (b) The Shareholders' Committee shall select one of its members as representative (the "Shareholders' Committee Representative") who shall act for and on behalf of



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the Shareholders' Committee as specifically set forth in this Agreement, the
Indemnification Agreement or the Escrow Agreement. The Shareholders' Committee Representative may be removed by the Shareholders' Committee acting by the affirmative vote of a majority of such members. In the event of the disability, death, resignation or removal of the Shareholders' Committee Representative, the Shareholders' Committee shall promptly designate another member of the Shareholders' Committee to serve as the Shareholders' Committee Representative acting by the affirmative vote of a majority of such members. The Shareholders' Committee Representative shall send notice of changes in members of the Shareholders' Committee and in the position of Shareholders' Committee Representative to each Shareholder at his or her last address of record.

                  (c) In taking any action under this Agreement, the Indemnification Agreement or the Escrow Agreement, the members of the Shareholders' Committee and the Shareholders' Committee Representative shall be protected in relying upon any notice or other document reasonably believed to be genuine, or upon any evidence reasonably deemed by him or them to be sufficient.

                  (d) The members of the Shareholders' Committee (including the member acting as the Shareholders' Committee Representative) shall not be liable to the Shareholders for any loss, damage, cost, expense whatsoever arising under this Agreement, the Indemnification Agreement or the Escrow Agreement, excepting only to the extent such damage, cost or expense was caused solely by the gross negligence or willful misconduct of the individual member of the Shareholders' Committee against whom a claim is made.

                  (e) Each member of the Shareholders' Committee, and their respective successors, shall be indemnified and held harmless by the Shareholders to the fullest extent per missible under California law (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with their role as members of the Shareholders' Committee or as the Shareholders' Committee Representative; provided that the indemnification obligation of the Shareholders hereunder shall be several only in proportion to their respective Pro Rata Percentages in Metelics prior to the Closing. The foregoing right to indemnification shall include advances to cover expenses incurred in defending any proceeding in advance of its final disposition, provided that such advances shall be made only upon an undertaking, by or on behalf of the indemnitee, that such advances will be repaid if it shall ultimately be determined that such person is not entitled to be indemnified. The foregoing right to indemnification shall continue as to a person who has ceased to be a member of the Shareholders' Committee and shall inure to the benefit of his heirs, executors and administrators.

                  (f) The members of the Shareholders' Committee and the Shareholders' Committee Representative shall serve without compensation but shall be reimbursed by the Shareholders for attorney fees and other out-of-pocket expenses reasonably incurred or suffered by such person in connection with their role as members of the Shareholders' Committee or as the Shareholders' Committee Representative, or in connection with any dispute arising under this Agreement, the Indemnification Agreement or the Escrow Agreement.

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
                  (g) Out of the Cash Consideration otherwise due the Shareholders at the Closing, the Shareholders shall authorize MCE to deposit his or her respective Pro Rata Percentage of $100,000 to an interest bearing account at Comerica Bank-California, Santa Clara County, California established by and in the name of the Shareholders' Committee (the "Shareholders' Committee Account"). The funds in the Shareholders' Committee Account shall be used exclusively by the Shareholders' Committee and the Shareholders' Committee Representative in carrying out its and his responsibilities under this Agreement, the Indemnification Agreement and the Escrow Agreement and to reimburse and/or indemnify them or him as specifically authorized in this
Section 1.9. The Shareholders' Committee Representative shall provide prompt written notice to the Shareholders of all disbursements from the Shareholders' Committee Account. All funds in the Shareholders' Committee Account shall be disbursed to the Shareholders, in accordance with their respective interest, at the third anniversary of the Closing, provided, however, that if a claim under the Indemnification Agreement is then pending then the balance of such funds shall be disbursed promptly after settlement or final disposition of such claim.

                  (h) The authority conferred under this Section 1.9 shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Shareholders or any one of them or by operation of law.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTEES OF THE MCE COMPANIES

         As a material inducement to Metelics to enter into this Agreement and to consummate the transactions contemplated hereby, the MCE Companies make the following representations and warranties to Metelics:

         2.1 CORPORATE STATUS. MCE is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. There is no pending or, to the knowledge of MCE, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the MCE Companies.

         2.2 CORPORATE POWER AND AUTHORITY. Each of the MCE Companies has the corporate power and authority to execute and deliver this Agreement and the several other documents, certificates, instruments and agreements which shall be executed and delivered by MCE and/or Newco pursuant to this Agreement or the transactions contemplated hereby (collectively with this Agreement, the "MCE Delivered Documents"), to perform its obligations



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


hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the MCE Companies has taken all corporate action necessary to authorize its execution and delivery of this Agreement and the other MCE Delivered Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for the approval of the Board of Directors of MCE.

         2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the MCE Companies and constitutes the legal, valid and binding obligation of the MCE Companies, and the other MCE Delivered Documents will be duly executed and delivered by the MCE Companies and will constitute the legal, valid and binding obligation of the MCE Companies, with all of the foregoing enforceable against the MCE Companies in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         2.4 MCE COMMON STOCK CONSIDERATION. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the shares of MCE Common Stock comprising the MCE Common Stock Consideration, as provided in this Agreement, such shares will be validly issued, fully paid, non-assessable shares.

         2.5 CAPITALIZATION; SHAREHOLDERS. As of the date hereof, the authorized capital stock of MCE consists of 340,000 shares of MCE Common Stock and 20,000 shares of preferred stock. As of the date hereof, 193,065 shares of MCE Common Stock were validly issued and outstanding, and no shares of preferred stock were issued or outstanding, except for 4,000 shares of Series A Preferred Stock, $1,000 liquidation value per share. Except as described on Schedule 2.5, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require MCE to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). Schedule 2.5 sets forth the name of MCE's shareholders, and the number of outstanding shares of each class of its capital stock owned by its shareholders, as of the date hereof. As of the date hereof, the number of issued and outstanding shares of MCE Common Stock determined on a Fully Diluted Basis is set forth on Schedule 2.5.

         2.6 NO VIOLATION. The execution and delivery of this Agreement and the other MCE Delivered Documents by the MCE Companies, the performance by the MCE Companies of their respective obligations hereunder and thereunder and the consummation by the MCE Companies of the transactions contemplated hereby and thereby will not:

                  (a) Contravene any provision of the Articles of Incorporation or Bylaws of the MCE Companies;

                  (b) Violate or conflict with any law, statute, ordinance, rule, regulation,


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decree, writ, injunction, judgment, ruling or order of any Governmental
Authority (as defined in Section 9.1) or of any arbitration award which is either applicable to, binding upon, or enforceable against the MCE Companies;

                  (c) Assuming that the consents, approvals, authorizations, permits, filings or notifications referenced in (f) below are obtained or made, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material Contract (as defined in Section 9.1) which is applicable to, binding upon or enforceable against the MCE Companies;

                  (d) Assuming that the consents, approvals, authorizations, permits, filings or notifications referenced in (f) below are obtained or made, result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the MCE Companies, provided that all of the assets of the Surviving Corporation will serve as collateral for a guaranty of the obligations of MCE under the Credit Agreement, dated December 31, 1997, between Comerica Bank and MCE (the "Comerica Credit Agreement") to be provided by the Surviving Corporation to Comerica Bank for purposes of receiving certain financing for the transactions contemplated hereby;

                  (e) Assuming that the consents, approvals, authorizations, permits, filings or notifications referenced in (f) below are obtained or made, give to any Person a right or claim against the MCE Companies, which would have a Material Adverse Effect on MCE; or

                  (f) Require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (i) filings required under the securities or blue sky laws of the various states, (ii) filings required under the HSR Act (as defined in Section 9.1), (iii) any filings or consents required to be made or obtained by the Board of Directors of MCE or by Metelics or the Shareholders,
(iv) any governmental permits or licenses required to operate the business of Metelics, or (v) the requisite consents or approvals from Comerica Bank pursuant to the Comerica Credit Agreement and from National City Capital Corporation ("NCCC") and Hanifen Imhoff Mezzanine Fund, LP ("Hanifen") pursuant to the Note, Warrant and Preferred Stock Purchase Agreement, dated July 23, 1996, as amended, among MCE, NCCC and Hanifen (the "NCCC/Hanifen Purchase Agreement").

         2.7 RECORDS OF MCE COMPANIES. The copies of the Articles of Incorporation and Bylaws of the MCE Companies which were provided to Metelics are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The minute books, stock ledgers and other corporate records for the MCE Companies made available to Metelics for review were correct and complete as of the date of such review, and no further entries have been made through the date of this Agreement (except those which have been provided to Metelics prior to or as of the date hereof).

         2.8 SUBSIDIARIES. Except as described on Schedule 2.8, MCE does not, directly or indirectly, own any outstanding voting securities of or other interests in, or control, any other corporation, membership, joint venture or other entity.

         2.9 MCE FINANCIAL STATEMENTS. MCE has delivered to Metelics the following (collectively, the "MCE Financial Statements") copies of which are attached hereto as part of Schedule 2.9:

                  (a) The financial statements of MCE as of and for the years ended December 31, 1995 and December 31, 1996, as audited by Ernst & Young LLP.

                  (b) The unaudited financial statements of MCE as of and for the year ended December 31, 1997.

                  (c) The unaudited financial statements of MCE as of and for the interim period ended January 31, 1998.

The balance sheet of MCE dated as of December 31, 1997, included in the MCE Financial Statements, is referred to herein as the "MCE Current Balance Sheet". The MCE Financial Statements fairly present the financial position of MCE at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP (as defined in Section 9.1) consistently applied throughout the periods indicated, except, in the case of unaudited statements, to normal audit and year-end adjustments which were not and are not expected to be material in amount and to the addition of required footnotes thereto and except as otherwise expressly described in
Schedule 2.9. The MCE Audited Financial Statements and the MCE Closing Financial Statements will upon delivery fairly present the combined financial position of Metelics at the balance sheet dates, and the results of operations for the period covered thereby, and the MCE Audited Financial Statements will be prepared in accordance with GAAP consistently applied throughout the period indicated, except, in the case of unaudited statements, to normal audit and year-end adjustments which were not and are not expected to be material in amount and to the addition of required footnotes thereto and except as otherwise expressly described in Schedule 2.9. There are no material special or non-recurring items of income or expense during the periods covered by the MCE Financial Statements, and, except as otherwise expressly described in Schedule 2.9, the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The MCE Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein. There will be no material special or non-recurring items of income or expense during the period covered by the MCE Audited Financial Statements, and the balance sheet included in the MCE Audited Financial Statements will not upon delivery reflect any write-up or revaluation increasing the book value of any assets.

         2.10 NO COMMISSIONS. MCE has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         2.11 CHANGES SINCE THE MCE CURRENT BALANCE SHEET DATE. Since the date of the MCE Current Balance Sheet included in the MCE Financial Statements, except as expressly permitted or required by this Agreement and as set forth on
Schedule 2.11, MCE has not: (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest of MCE; (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, membership interests or other securities; (c) paid any bonus to or increased the rate of compensation of any of its officers, salaried employees or amended any other terms of employment or engagement of such persons except in the ordinary course of business consistent with past practice; (d) sold, leased or transferred any of its properties or assets or acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation or other business, business organization or division thereof or properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice; (f) made any payment in respect of, or otherwise discharged or satisfied, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted or required by this Agreement; (g) except in the ordinary course of business consistent with past practice, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person), or entered into any transaction or series of transactions involving in excess of $30,000 in the aggregate, except for this Agreement and the transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $30,000, in the aggregate; (i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $30,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies; (l) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with its shareholders (except as expressly permitted or required by this Agreement) or any Affiliate (as defined in Section 9.1) of any of MCE or its shareholders; (n) except for the Employment Agreements, entered into any employment agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $30,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (q) delayed paying any account payable beyond forty-five (45) days following the date on which it is due and payable except to the extent being contested in good faith;
(r) made or pledged any charitable contributions in excess of $30,000 in the aggregate; (s) made any investment either by purchase of stock or securities, contributions or property transfer of capital other than as permitted or provided in this Agreement; (t) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on MCE; or (u) agreed to do or authorized any of the foregoing.

         2.12 LIABILITIES; INDEBTEDNESS. MCE does not have any liabilities or obligations, whether accrued, absolute, contingent or, otherwise, except (a) to the extent reflected on the MCE Current Balance Sheet and not paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the MCE Current Balance Sheet (none of which relates to any breach of contract, any breach of warranty or any tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), except liabilities incurred in connection with the transactions contemplated hereby and the proposed IPO of the MCE Common Stock, and (c) liabilities incurred in the ordinary course of business prior to the date of the MCE Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material (the liabilities and obligations referenced above in (a), (b) and (c) are collectively referred to as the "MCE Designated Liabilities"). Schedule 2.12 lists all indebtedness of MCE for borrowed money (including principal) and capitalized equipment leases.

         2.13 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information contained in this Agreement or the other MCE Delivered Documents (including, without limitation, the various Schedules prepared by MCE pursuant to Article II) contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF METELICS

         As a material inducement to the MCE Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Metelics makes the following representations and warranties to the MCE Companies:

         3.1 CORPORATE STATUS. Metelics is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Metelics is not required to qualify to do business as a foreign corporation in any jurisdiction. Metelics has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its businesses. There is no pending or, to the knowledge of Metelics, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Metelics.

         3.2 CORPORATE POWER AND AUTHORITY. Metelics has the corporate power and authority to execute and deliver this Agreement and the several other documents, certificates, instruments and agreements which shall be executed and delivered by Metelics pursuant to this Agreement or the transactions contemplated hereby (collectively with this Agreement, the "Metelics Delivered Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Metelics has taken all action necessary to authorize the execution and delivery of this Agreement and the other Metelics Delivered Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Metelics and constitutes the legal, valid and binding obligation of Metelics, and the other Metelics Delivered Documents will be duly executed and delivered by Metelics and will constitute the legal, valid and binding obligation of Metelics, with all of the foregoing enforceable against Metelics in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 CAPITALIZATION. Schedule 3.4 sets forth, as of the date hereof, with respect to Metelics, (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of Metelics (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal or similar rights. No preemptive rights or rights of refusal or similar rights exist with respect to any shares of capital stock of Metelics (including the Metelics Stock) and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as described on Schedule 3.4, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Metelics to issue or sell any shares of its capital stock (including the Metelics Stock) or securities convertible into or exchangeable for shares of its capital stock (including the Metelics Stock). Except as described on Schedule 3.4, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Metelics. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock (including the Metelics Stock) of Metelics. Metelics is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock (including the Metelics Stock).

         3.5 SHAREHOLDERS OF METELICS. Schedule 3.5 sets forth, with respect to Metelics, (i) the name, address and federal taxpayer identification number of all of the Shareholders, and the number of outstanding shares of each class of its capital stock (including the Metelics Stock) owned by its Shareholders as of the close of business on the date of this Agreement, and (ii) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock (including the Metelics Stock) beneficially owned by each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares or interests are different). The Shareholders constitute the record and beneficial holders of all issued and outstanding shares of capital stock (including the Metelics Stock) of Metelics and the Shareholders own such shares as is set forth on Schedule 3.5 free and clear of all Liens, restrictions and claims of any kind. The Pro Rata Percentage for each Shareholder, as of the date hereof, is set forth on Schedule 3.5.

         3.6 NO VIOLATION. Except for any approvals or consents required with respect to those Material Contracts (as defined in Section 3.25) identified on
Schedule 3.25 as requiring the consents of third parties and except as described on Schedule 3.6, the execution and delivery of this Agreement and the other Metelics Delivered Documents by Metelics and the Shareholders, the performance by Metelics and the Shareholders of their obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby will not:

                  (a) Contravene any provision of the Articles of Incorporation or Bylaws or other organizational or governing document of Metelics;

                  (b) Assuming that the consents, approvals, authorizations, permits, filings or notifications referenced in (f) below are obtained or made, violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Metelics or the Shareholders;

                  (c) Conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against Metelics or the Shareholders;

                  (d) Result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of Metelics or the Shareholders;

                  (e) Give to any individual or entity a right or claim against Metelics or the Shareholders; or

                  (f) Require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the HSR Act by Metelics, the Shareholders, and the MCE Companies and except any consent required under the Real Property Lease and under Material Contracts which is identified in Schedule 3.25 as requiring a consent.

         3.7 RECORDS OF METELICS. The copies of the Articles of Incorporation and Bylaws of Metelics which were provided to MCE are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The minute books, stock ledgers and other corporate records for Metelics made available to MCE for review were correct and complete as of the date of such review, and no further entries have been made through the date of this Agreement (except those which have been provided to Metelics prior to or as of the date hereof).

         3.8 SUBSIDIARIES. Metelics does not, directly or indirectly, own any outstanding voting securities of or other interests in, or control, any other corporation, membership, joint venture or other entity.

         3.9 METELICS FINANCIAL STATEMENTS. Metelics has delivered to MCE the following (collectively, the "Metelics Financial Statements") copies of which are attached hereto as part of Schedule 3.9:

                  (a) The financial statements of Metelics as of and for the years ended October 31, 1995 and October 31, 1996, and for the two month period ended December 31, 1996, as audited by Mohler, Nixon & Williams.

                  (b) The unaudited financial statements of Metelics as of and for the year ended December 31, 1997.

                  (c) The unaudited financial statements of Metelics as of and for the interim period ended January 31, 1998.

The balance sheet of Metelics dated as of December 31, 1997, included in the Metelics Financial Statements, is referred to herein as the "Metelics Current Balance Sheet". The Metelics Financial Statements fairly present the financial position of Metelics at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except, in the case of unaudited statements, to normal audit and year-end adjustments which were not and are not expected to be material in amount and to the addition of required footnotes thereto and except as otherwise expressly described in
Schedule 3.9. The Metelics Audited Financial Statements and the Metelics Closing Financial Statements will upon delivery fairly present the financial position of Metelics at the balance sheet dates, and the results of operations for the period covered thereby, and the Metelics Audited Financial Statements will be prepared in accordance with GAAP consistently applied throughout the period indicated, except, in the case of unaudited statements, to normal audit and year-end adjustments which were not and are not expected to be material in amount and to the addition of required footnotes thereto and except as otherwise expressly described in Schedule 3.9. There are no material special or non-recurring items of income or expense during the periods covered by the Metelics Financial Statements, and, except as otherwise expressly described in
Schedule 3.9, the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The Metelics Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein. There will be no material special or non-recurring items of income or expense during the period covered by the Metelics Audited Financial Statements, and the balance sheet included in the Metelics Audited Financial Statements will not upon delivery reflect any write-up or revaluation increasing the book value of any assets.

         3.10 CHANGES SINCE THE METELICS CURRENT BALANCE SHEET DATE. Since the date of the Metelics Current Balance Sheet included in the Metelics Financial Statements, except as expressly permitted or required by this Agreement and as set forth on Schedule 3.10, Metelics has not: (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest of Metelics; (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, membership interests or other securities; (c) paid any bonus to or increased the rate of compensation of any of its officers, salaried employees or amended any other terms of employment or engagement of such persons except in the ordinary course of business consistent with past practice; (d) sold, leased or transferred any of its properties or assets or acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation or other business, business organization or division thereof or properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice; (f) made any payment in respect of, or otherwise discharged or satisfied, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted or required by this Agreement; (g) except in the ordinary course of business consistent with past practice, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person), or entered into any transaction or series of transactions involving in excess of $10,000 in the aggregate, except for this Agreement and the transactions contemplated hereby;
(h) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $10,000, in the aggregate; (i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies; (l) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with the Shareholders (except as expressly permitted or required by this Agreement) or any Affiliate (as defined in Section 9.1) of any of Metelics or the Shareholders; (n) entered into any employment agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $10,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (q) delayed paying any account payable beyond forty-five (45) days following the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions in excess of $10,000 in the aggregate; (s) made any investment either by purchase of stock or securities, contributions or property transfer of capital other than as permitted or provided in this Agreement; (t) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on Metelics; (u) changed its accounting system or internal controls; or (v) agreed to do or authorized any of the foregoing.

         3.11 LIABILITIES; INDEBTEDNESS. Metelics does not have any liabilities or obligations, whether accrued, absolute, contingent or, otherwise, except (a) to the extent reflected on the Metelics Current Balance Sheet and not paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Metelics Current Balance Sheet (none of which relates to any breach of contract, any breach of warranty or any tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) liabilities incurred in the ordinary course of business prior to the date of the Metelics Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material (the liabilities and obligations referenced above in (a), (b) and (c) are collectively referred to as the "Designated Liabilities"). Schedule
3.11 lists all indebtedness of Metelics for borrowed money (including principal) and capitalized equipment leases. Schedule 3.11 also lists the account numbers and names of each bank, broker or other depository institution with which Metelics has an account, and the names of all persons authorized to withdraw funds from each such account.

         3.12 LITIGATION. Except as described on Schedule 3.12, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or, to the knowledge of Metelics, threatened, anticipated or contemplated (a) against, by or affecting Metelics or the Shareholders (which, in the case of the Shareholders, relates to or concerns Metelics or for which Metelics may be responsible or relates to such Shareholder's ability to perform his obligations in connection with the transactions contemplated hereby), or Metelics' properties or assets, except for routine customer claims and complaints arising in the ordinary course consistent with past practice which involve amounts less than $10,000 individually or $100,000 in the aggregate, or (b) which question the validity or enforceability of this Agreement or the transactions contemplated hereby; and there is no basis for any of the foregoing described above in (a) or (b). There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Metelics is or was a party which have not been complied with in full or which continue to impose any material obligations on Metelics.

         3.13 ENVIRONMENTAL MATTERS.

                  (a) Except as disclosed in Schedule 3.13, Metelics has not generated, used, treated or stored any Hazardous Materials on the Leased Premises or on any other property on which Metelics has conducted its business and, to the knowledge of Metelics, no Hazardous

Materials have been generated, used, treated or stored on or released onto or from or disposed on, or under the Leased Premises or on any other property on which Metelics has conducted its business in each case, except in compliance with Environmental Laws.

                  (b) Metelics currently holds and at all times has held all Environmental Permits for the conduct of the business as it is now and has been conducted. A list of all such Environmental Permits is set forth in Schedule 3.13.

                  (c) Metelics is in compliance in all material respects with Environmental Laws and Environmental Permits with respect to the conduct of the business.

                  (d) There are no pending or, to the knowledge of Metelics, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings against Metelics or the Leased Premises arising under or relating in any way to any Environmental Law or any Environmental Permits ("Environmental Claims").

                  (e) All material expenses related to compliance with Environmental Laws or Environmental Permits accrued and recorded by Metelics on its books for the 1995 through 1997 calendar years are included in the Metelics Financial Statements and the Metelics Current Balance Sheet and will be included in the Metelics Closing Financial Statements.

                  (f) Except as disclosed in Schedule 3.13, and to the knowledge of Metelics, no underground storage tanks, above ground storage tanks, polychlorinated biphenyls, or friable asbestos containing materials now exists or have existed on the Leased Premises or on any other property on which Metelics has conducted its business.

                  (g) Metelics has provided MCE with true and complete copies of any environmental reports and other documents in its possession or control that relate to Environmental Claims, Metelics' compliance with Environmental Laws and Environmental Permits, or to the environmental condition of the Leased Premises and any other property on which Metelics has conducted its business.

                  (h) Except as disclosed in Schedule 3.13, there are no facts, circumstances, conditions or occurrences resulting from Metelics' conduct of its business and, to the knowledge of Metelics, any other such facts, circumstances, conditions or occurrences that could reasonably be anticipated (i) to form the basis of an Environmental Claim, or (ii) to cause the Leased Property or assets to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                  (i) For purposes of this Section 3.13, the following terms shall have the meaning ascribed to them below:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling, or decree governing Aboveground Storage Tanks.

                  "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

                  "Environmental Laws" means all federal state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses, and changes, thereto, or judicial or administrative interpretations thereof, or similar laws, whether currently in existence or hereafter enacted, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, occupational, health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans. injunctions, decrees, rulings, licenses, and changes thereto, or judicial or administrative interpretations thereof, including, without limitation: the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986. 42 U.S.C. ss. 9601, et seq. (herein, collectively, "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss.6901 et seq. (herein, collectively, "RCRA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, et seq., (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C.ss.1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended, 42 U.S.C.ss.7401-7642, (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S. C.ss.2601 et seq. (the "Toxic Substances Control Act"), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C.ss.136-136y ("FIFRA"), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C. ss. 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.ss.651, et seq. ("OSHA").

                  "Hazardous Materials (or Substances)" shall be construed to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental laws, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

                  "Environmental Permits" means, for purposes of this Section
         3.13 only, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing Underground Storage Tanks.

         3.14     REAL ESTATE.

                  (a) Owned Properties. Metelics does not own any real property.

                  (b) Leased Premises. There are no leases, licenses or similar agreements to which Metelics is a party, which are for the use or occupancy of real estate owned by a third party, except for the lease (the "Real Property Lease") relative to Metelics' leased premises located at 975 Stewart Avenue, Sunnyvale, California 94086 (the "Leased Premises"). Metelics has provided MCE and its counsel with a true, complete and correct copies of the Real Property Lease. Except as set forth on Schedule 3.14, the Real Property Lease is in full force and effect and constitutes valid and binding agreements of Metelics and, to Metelics' knowledge, of the other party(ies) thereto in accordance with its respective terms.

         3.15     BUSINESS; GOOD TITLE TO AND CONDITION OF ASSETS.

                  (a) To the knowledge of Metelics, none of the Shareholders are engaged in the Microwave Components Business (as defined in Section 9.1) and do not own an interest in any Person engaged in the Microwave Components Business, other than (i) the Microwave Components Business conducted by Metelics, or (ii) the Shareholders' ownership interests in Metelics. Upon the consummation of the transactions contemplated hereby, the MCE Companies will have acquired and own all of Metelics' assets and operations engaged in the Microwave Components Business and related rights and interests. Except as specifically disclosed in
Schedule 3.15, Metelics has good and marketable title to all of its assets free and clear of any Liens.

                  (b) The Tangible Assets currently in use or necessary for the business and operations of Metelics are, in the aggregate, in good operating condition, normal wear and tear excepted (provided that any material tangible assets which are not in good operating condition, normal wear and tear excepted, are described on Schedule 3.15), and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties. For purposes of this Agreement, the term "Tangible Assets" includes all machinery, equipment, vehicles, tools, supplies, leasehold improvements, furniture and fixtures, owned, used by or located on the Leased Premises or set forth on the Metelics Current Balance Sheet or acquired by Metelics since the date of the Metelics Current Balance Sheet.

                  (c) Except as sold and replaced in the ordinary course of business and consistent with past practices and except as described on Schedule 3.15, all of Metelics' assets are now, and on the Closing Date will be, in Metelics' possession and located at the Leased Premises.

                  (d) Except as described in Schedule 3.15 or in Schedule 3.25, Metelics is not subject to any Contract, decree or injunction, to which it is a party or to which its assets are subject, which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         3.16     COMPLIANCE WITH LAWS.

                  (a) Each of Metelics, and to the knowledge of Metelics, the Shareholders (as such compliance relates to such Shareholder's ownership or operation of Metelics) and their Affiliates has been in compliance in all material respects with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Leased Premises and its properties and assets (in each case owned or used by it now or in the past). Except as described on Schedule 3.16, Metelics has not been cited, fined or otherwise notified of any asserted past (within five (5) years from the date hereof) or present failure to comply with any material laws, regulations or orders, and no proceeding with respect to any such violation (including both past (regardless of time) and present) is pending or, to the knowledge of Metelics, threatened.

                  (b) Neither Metelics nor any of its employees or agents has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

         3.17     LABOR AND EMPLOYMENT MATTERS.

                  (a) Except as described on Schedule 3.17, Metelics does not have any individual who is on or subject to any layoff, short-term or long-term disability, workers compensation claim or other leave of absence.

                  (b) Except as described on Schedule 3.17, Metelics is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no labor union prior to the date hereof organizing any employees of Metelics into one or more collective bargaining units.

                  (c) There is not now, and there has not been prior to the date hereof, any actual or, to the knowledge of Metelics, threatened labor dispute, strike or work stoppage which affects or which may affect the business of Metelics or which may interfere with their continued operations.

                  (d) Neither Metelics nor any employee, agent or representative of Metelics has within the last five (5) years committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of Metelics, threatened charge or complaint against Metelics by or with the National Labor Relations Board or any representative thereof.

                  (e) To the knowledge of Metelics, except as contemplated in the Employment Agreements, no executive or key employee (including any Shareholder) or group of employees has any plans to terminate his, her or their employment with Metelics as a result of the transactions contemplated hereby or otherwise.

                  (f) Metelics has materially complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including, but not limited to, the Civil Rights Act of 1964, Title VII of the Civil Rights Act of 1964 and the Fair Labor Standards Act, and Title I of the Americans with Disabilities Act, all as amended.

                  (g) Each employee of Metelics is employed on an at-will basis and Metelics does not have any written agreements or oral agreements with any of its employees which would interfere with Metelics' ability to discharge such employees. With the exception of those employees who will be parties to the Employment Agreements (as defined in Section 6.8), Metelics has not made any representation to its employees relative to the subsequent employment of the employees with MCE or the Surviving Corporation. Except as described on Schedule 3.17, Metelics does not have any obligations for severance payments to its employees, including any obligations arising out of the transactions contemplated herein.

                  (h) Metelics is and at all times has been in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each "employee" (as defined in 8 C.F.R. 274a.1(f)) of Metelics for whom compliance with the Immigration Act is required, Metelics has on file a true, accurate and complete copy of (i) each employee's Form I-9 (Employment Eligibility Verification Form), and (ii) all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. Metelics has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of Metelics, threatened against Metelics, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.


         3.18     EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.18 contains a true and complete list of all employment-related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which Metelics maintains or maintained, or under which Metelics has or had any obligations with respect to any employee, their spouses or dependents now or at any time during the five year period ending on the Closing Date (the "Employee Benefit Plans").

                  (b) Except as set forth in Schedule 3.18: (i) Metelics has no unfunded liabilities in connection with any of the Employee Benefit Plans, which are not properly accrued and reflected on the Metelics Current Balance Sheet;
(ii) all contributions, premium payments and other payments due from Metelics to or under such Employee Benefit Plans have been paid in a timely manner; and
(iii) all additional required or discretionary (in accordance with historical practices) contributions, premium payments, and other payments due and accruals for all periods ending on or before the Closing Date shall have been paid by that date or properly accrued and reflected on the Metelics Current Balance Sheet.

                  (c) Except as set forth in Schedule 3.18: (i) there has been no termination (whether partial or otherwise) of any "employee pension benefit plan" (as defined in Section 3(2) of ERISA (as defined in Section 9.1)) under which Metelics (or any person or entity which is or was under common control with Metelics within the meaning of ERISA Section 4001; hereinafter an "ERISA Affiliate"), has or had any obligation to make a contribution, no proceedings to terminate any such plan have been initiated, and no event described in ERISA Sections 4062, 4063 or 4069 has occurred or will occur with respect to any such plan; any of which resulted or could result at any time within five years of the Closing Date in an insufficiency of such plan's assets necessary to satisfy all benefit liabilities under the plan (within the meaning of ERISA Section 4041(b)); and (ii) neither Metelics nor any ERISA Affiliate has incurred or will incur any withdrawal liability (whether partial or otherwise) with respect to any "multiemployer plan" (as defined in ERISA Section 3(37)), which liability has not or will not have been fully paid by the Closing Date, nor will any such withdrawal occur or be initiated at any time on or before the Closing Date.

                  (d) Between the date of this Agreement and the Closing Date, no Employee Benefit Plan will be: (i) terminated (whether partially or otherwise), nor will any proceedings be initiated to terminate any such Employee Benefit Plan; (ii) amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder; or
(iii) amended in any manner which would materially increase the cost of maintaining such Employee Benefit Plan.

                  (e) Except as set forth in Schedule 3.18, with respect to each of the Employee Benefit Plans:

                           (i) each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder;

                           (ii) all disclosures to employees and all filings and other reports relating to each such Employee Benefit Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

                           (iii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Metelics, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan;

                           (iv) Metelics has delivered to Buyer true and complete copies of the following: the current plan document (including a written description of all oral Employee Benefit Plans), any amendments thereto, and the related summary plan description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Employee Benefit Plan; for the last three plan years, the financial information or reports (including any FASB required reports, if applicable), valuation reports, and/or actuarial reports relating to each such Employee Benefit Plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith;

                           (v) neither any such Employee Benefit Plan nor any other person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) with respect to such Employee Benefit Plan, for which no individual or class exemption exists;

                           (vi) each Employee Benefit Plan which is a "group health plan" (as defined in Code Section 5000(b)(1))has complied and will comply at all times (whether before, on, or after the Closing
         Date) in all respects with the applicable requirements of ERISA Sections 601 et seq., Code Section 162(k) (through December 31, 1988) and Code Section 4980B (commencing on January 1, 1989);

                           (vii) no such Employee Benefit Plan is an "employee welfare benefit plan" (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code
         Section 4980B); and

                           (viii) no such Employee Benefit Plan obligates Metelics to pay separation, severance, termination or similar benefits, or to accelerate the time of payment or vesting, or to increase the amount of any compensation or benefit due to any individual, as a result of any transaction contemplated by this Agreement, or as a result of a "change in ownership or control" (as such term is defined in Code Section 280G).

                  (f) Except as set forth in Schedule 3.18, with respect to each Employee Benefit Plan which is an "employee pension benefit plan" (as defined in ERISA Section 3(2)):

                           (i) each such Employee Benefit Plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Buyer) as to qualification of such Employee Benefit Plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                           (ii) no event has occurred and no condition exists relating to any such Employee Benefit Plan that would subject Metelics or the MCE Companies to any tax under Code Sections 4972 or 4979, or to any liability under ERISA Section 502;

                           (iii) to the extent applicable, no such Employee Benefit Plan has experienced any "accumulated funding deficiency" (as defined in Code Section 412), whether or not waived, at any time;

                           (iv) no such Employee Benefit Plan is subject to Title IV of ERISA; and

                           (v) no such Employee Benefit Plan is a "multiemployer plan" (as defined in ERISA Section 3(37)).

         3.19     TAX MATTERS.

                  (a) All Tax Returns (as defined in Section 9.1) required to be filed prior to the date hereof with respect to Metelics or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes owed by Metelics (whether or not shown on any return) have been paid. All Taxes (as defined in Section 9.1) due and payable as of the Effective Date by or with respect to Metelics have been paid or are accrued on the Metelics Current Balance Sheet or will be accrued on Metelics's books and records as of the Closing and reflected in the Metelics Closing Financial Statements.

                  (b) Except as set forth on Schedule 3.19: (i) with respect to each taxable period of Metelics, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and each such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Metelics; (iii) Metelics has not waived any statute of limitations in respect of Taxes and has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Metelics has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the knowledge of Metelics, threatened against or with respect to Metelics regarding Taxes; (vi) Metelics has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Effective Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Metelics; (viii) Metelics will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Effective Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Effective Date, or
(B) as a result of any "closing agreement", as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Effective Date; (ix) Metelics has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return and has no liability for the Taxes of any other Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law); (x) Metelics is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against Metelics for any period for which Tax Returns have been filed; (xii) Metelics has not made any payments and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) Metelics has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where Metelics does not file Tax Returns that Metelics is or may be subject to Taxes assessed by such jurisdiction; (xv) Metelics does not have any pertinent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of all Tax Returns filed by or with respect to Metelics for the past three (3) years have been furnished or made available to MCE; (xvii) Metelics will not be subject to any Taxes, for the period ending at the Effective Date or for any period for which a Tax Return has not been filed, imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xviii) no sales or use tax will be payable by Metelics or MCE or any Surviving Corporation or transferee as a result of this transaction, and there will be no nonrecurring intangible tax, documentary stamp tax other than on the shares of MCE Common Stock comprising the MCE Common Stock Consideration, or other excise tax (or comparable tax imposed by any governmental entity) as a result of this transaction. Metelics has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) Metelics has timely and properly filed an S corporation election under the Code and under applicable state and local tax law, and no such S election has been revoked or terminated and neither Metelics nor the Shareholders have taken any action that would cause a termination of such S election. Metelics has been an S corporation continuously since November 1, 1996.

         3.20 INSURANCE. Metelics is covered by valid, outstanding enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and business against risks of the nature normally insured against by similar entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid through the date of this Agreement and will be paid through the Effective Time. Metelics has complied with the provisions of such Insurance Policies applicable to it, and has provided MCE with copies or summaries of all Insurance Policies and all amendments and riders thereto. Except as set forth on Schedule 3.20, there is no pending claim under any of the Insurance Policies for an amount in excess of $25,000 individually or $100,000 in the aggregate, including any claim for loss or damage to the properties, assets or business of Metelics. Metelics has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder, except where any such failure would not have a Material Adverse Effect.

         3.21 RECEIVABLES. Except as disclosed on Schedule 3.21, all of the receivables of Metelics are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of Metelics and, to the knowledge of Metelics, are good and collectible receivables and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without material set off or counterclaims.

         3.22 LICENSES AND PERMITS. Except as described on Schedule 3.22, Metelics possesses all licenses, approvals, permits or authorizations from Governmental Authorities, including without limitation the Environmental Permits (collectively, the "Permits"), necessary for the conduct of its business and operations, including with respect to the operations at the Leased Premises.
Schedule 3.22 sets forth a true, complete and accurate list of all such Permits or applications for such Permits. All such Permits are valid and in full force and effect, Metelics is in material compliance with the respective requirements thereof, and no proceeding is pending or, to the knowledge of Metelics, threatened to revoke or amend any of them. Except as set forth on Schedule 3.22, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.23 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. To the knowledge of Metelics, no current supplier to Metelics of items material to its business has threatened to terminate its business relationship with Metelics for any reason. Metelics does not have any direct or indirect interest in any customer, supplier or competitor of Metelics or in any person from whom or to whom Metelics leases real or personal property. Except as set forth on Schedule 3.23, no officer, director or shareholder of Metelics, or any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with Metelics or has any interest in any property used by Metelics.

         3.24 INTELLECTUAL PROPERTY. To the knowledge of Metelics, Metelics has full legal right, title and interest in and to all trademarks, service marks, trade dress, tradenames, copyrights, know- how, patents, trade secrets, and other intellectual property owned by and/or assigned to Metelics described in
Schedule 3.24A (the "Owned Intellectual Property"). Metelics has licenses for certain rights to certain trademarks, service marks, trade dress, tradenames, copyrights, know-how, patents, trade secrets, and other intellectual property described in Schedule 3.24B (the "Licensed Intellectual Property"). To the knowledge of Metelics, the conduct of the business of Metelics as presently conducted, including the use and exploitation of the Owned Intellectual Property and/or the Licensed Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person. To the knowledge of Metelics, no Person is infringing any of the Owned Intellectual Property and/or any of the Licensed Intellectual Property. No payments are required for the continued use of the Owned Intellectual Property and/or the Licensed Intellectual Property. None of the Owned Intellectual Property and/or the Licensed Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of Metelics, threatened action for opposition, cancellation, declaration, infringement, reexamination, reissue, invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.25     CONTRACTS.

                  (a) Schedule 3.25 sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which have been provided to MCE, and identifies each of the Material Contracts that require the Consents of third parties to the transactions contemplated hereby. The copy of each Material Contract furnished to MCE is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Metelics have not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or material modification of any Material Contract, all of the covenants to be performed by any other party thereto have been fully performed, and there are no pending or, to the knowledge of Metelics, threatened claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by Metelics under any Material Contract, and no such event has occurred which constitutes or would constitute a default by any other party. Metelics is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

                  (b) As used in this Section 3.25 "Material Contracts" shall mean the following, whether formal or informal or written or oral: (i) loan agreements, indentures, mortgages, pledges. hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same (other than those which individually provide for annual payments of less than $25,000); (ii) contracts obligating Metelics to provide or obtain products or services for a period of one (1) year or more, excluding standard warranty contracts entered into in the ordinary course of its business without material modification from the preprinted forms used by Metelics in the ordinary course of business, copies of which forms have been supplied to MCE; (iii) leases of real property, including the Real Property Lease for the Leased Premises; (iv) leases of personal property (other than those which individually provide for annual payments of less than $25,000); (v) distribution, manufacturers' representative, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same (other than those which individually provide for annual payments of less than $25,000); (vi) employment agreements, management service agreements, consulting agreements, confidentiality agreements (except for the confidentiality agreement entered into with MCE), noncompetition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of Metelics; (vii) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property (including the Intellectual Property); (viii) Contracts relating to pending capital expenditures by Metelics (other than those which individually provide for annual payments of less than $25,000); (ix) noncompetition agreements or other Contracts restricting Metelics in any manner; (x) any Contracts obligating Metelics to make payments in excess of $50,000, in the aggregate, over the remaining term of such Contract; (xi) any Contract which, directly or indirectly, is with a Governmental Authority (i.e., as a "prime contractor" or as a "subcontractor"); and (xii) all other Contracts or understandings which are material to Metelics or its business, assets or properties, irrespective of subject matter and whether or not in writing, and not otherwise disclosed on the Schedules.

         3.26 SECURITIES LAW MATTERS. To the knowledge of Metelics, each of the Shareholders is acquiring the MCE Common Stock Consideration hereunder for its, his or her own account for investment and not with a view to, or for the sale in connection with, any distribution of the shares of MCE Common Stock, except in compliance with applicable state and federal securities laws. Each of the Shareholders has had the opportunity to discuss the transactions contemplated hereby with Metelics and has had the opportunity to obtain such information pertaining to MCE as has been requested. To the knowledge of Metelics, each of the Shareholders has such knowledge and experience in business or financial matters that he or she is capable of evaluating the merits and risks of an investment in the shares of MCE Common Stock comprising the MCE Common Stock Consideration.

         3.27 NO COMMISSION. Neither Metelics nor, to the knowledge of Metelics, the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         3.28 GOVERNMENT CONTRACT MATTERS. Except for the Security Agreement with the Department of Defense listed on Schedule 3.25, Metelics is not a party to any Contract with any Government Authority except for purchase orders issued in the ordinary course of business.

         3.29 STATUS AS MINORITY SUPPLIER OR CUSTOMER MATTERS. Schedule 3.29 sets forth (i) each customer and supplier of Metelics for which Metelics has indicated that it is a small minority and/or disadvantaged business and (ii) the estimated annual revenues of Metelics attributed to each such customer during the past two fiscal years; and (iii) the annual payments by Metelics to each such supplier during the past two fiscal years.

         3.30 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information contained in this Agreement or the other Metelics Delivered Documents (including, without limitation, the various Schedules prepared by Metelics pursuant to Article III) contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.


                                   ARTICLE IV
           AUDITED FINANCIAL STATEMENTS; DETERMINATION OF ADJUSTMENTS

         4.1      AUDITED FINANCIAL STATEMENTS.

                  (a) Metelics Audited Financial Statements.



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                           (i) Preparation. Metelics acknowledges and agrees
         that it has engaged Mohler, Nixon & Williams with respect to the completion and preparation of the audit of the Financial Statements of Metelics as of and for the year ended December 31, 1997 (the "Metelics Audited Financial Statements") as soon as practicable, it being anticipated that same will be completed on or before March 15, 1998. Metelics shall deliver the Metelics Audited Financial Statements (including signed audit opinions relating thereto) to MCE upon completion. The Metelics Audited Financial Statements shall comply with all laws and regulations of the SEC (as defined in Section 9.1) that require MCE to file audited financial statements with the SEC with respect to registrations under the Securities Act (as defined in Section 9.1) and for reporting purposes under the Securities Exchange Act (as defined in Section 9.1) in connection with the proposed sale of shares of MCE Common Stock by or for the account of MCE and/or its shareholders pursuant to an initial public offering registered under the Securities Act (the "IPO"), provided that the obligation hereunder to comply with all such laws and regulations of the SEC shall not be breached solely due to the receipt of comments or other direction from the SEC as part of the IPO process requesting or requiring a change in such Metelics Audited Financial Statements, and provided further that any such change to such Metelics Audited Financial Statements necessary to comply with all laws and regulations of the SEC or requested by comments or other direction from the SEC as part of the IPO process, and the reasonable costs incurred in connection therewith shall be borne by MCE. Metelics will use its best commercially reasonable efforts to provide the consent of and comfort letter from Mohler, Nixon & Williams in connection with the registration statement for the IPO.

                           (ii) Review and Access. With respect to the preparation of the Metelics Audited Financial Statements, the MCE Companies and their respective independent public accountants and other representatives shall have the right to review and observe the taking of the physical count of the inventory, if any, and of the valuation of same and shall have full and complete access to all books and accounts, work papers and other records and files relating thereto. Metelics and/or the Shareholders shall use their respective best reasonable commercial efforts to provide such access to all work papers and supporting collateral documents relating to the foregoing which are in the possession or control of their respective independent auditors or other representatives.

                           (iii) Review and Dispute Resolution. The Metelics Audited Financial Statements as prepared and delivered to MCE in accordance with this Section 4.1(a) shall be binding and conclusive on the parties hereto unless, on or prior to twenty (20) days after the delivery thereof, MCE gives written notice to Metelics' and/or the Shareholders' of an objection to any item thereon. In the event such an objection is made, any item not objected to shall be binding and conclusive on the parties hereto. If the parties are unable to reach agreement with respect to any item objected to within fifteen (15) days after MCE's notice of objection, the joint determination of the respective independent public accountants of MCE and Metelics, being Ernst & Young LLP and Mohler, Nixon & Williams, respectively, as to any such item shall be binding and conclusive on the parties


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         hereto. If such independent public accountants cannot agree within twenty (20) days after the expiration of the aforementioned fifteen
         (15) day period, at the option of either MCE, on the one hand, or Metelics and/or the Shareholders, on the other hand, any item so disputed shall be submitted to Price Waterhouse and determinations thus made shall be binding upon the parties hereto.

                  (b) MCE Audited Financial Statements.

                           (i) Preparation. MCE acknowledges and agrees that it has engaged Ernst & Young LLP with respect to the completion and preparation of the audit of the Financial Statements of MCE as of and for the year ended December 31, 1997 (the "MCE Audited Financial Statements") as soon as practicable, it being anticipated that same will be completed on or before March 15, 1998. MCE shall deliver the MCE Audited Financial Statements (including signed audit opinions relating thereto) to Metelics and/or the Shareholders upon completion. The MCE Audited Financial Statements shall comply with all laws and regulations of the SEC that require MCE to file audited financial statements with the SEC with respect to registrations under the Securities Act and for reporting purposes under the Securities Exchange Act in connection with the proposed IPO, provided that the obligation hereunder to comply with all such laws and regulations of the SEC shall not be breached solely due to the receipt of comments or other direction from the SEC as part of the IPO process requesting or requiring a change in such MCE Audited Financial Statements (but only if the initial MCE Audited Financial statements were prepared in a good faith and reasonable attempt to comply with all such laws and regulations of the SEC), and provided further that any such change to such MCE Audited Financial Statements and the reasonable costs incurred in connection therewith shall be borne by MCE.

                           (ii) Review and Access. With respect to the preparation of the MCE Audited Financial Statements, Metelics and/or the Shareholders' Committee and their respective independent public accountants and other representatives shall have the right to review and observe the taking of the physical count of the inventory, if any, and of the valuation of same and shall have full and complete access to all books and accounts, work papers and other records and files relating thereto. The MCE Companies shall use their respective best reasonable commercial efforts to provide such access to all work papers and supporting collateral documents relating to the foregoing which are in the possession or control of their respective independent auditors or other representatives.

                           (iii) Review and Dispute Resolution. The MCE Audited Financial Statements as prepared and delivered to Metelics and/or the Shareholders' Committee in accordance with this Section 4.1(b) shall be binding and conclusive on the parties hereto unless, on or prior to twenty (20) days after the delivery thereof, Metelics and/or the Shareholders' Committee gives written notice to MCE of an objection to any item thereon. In the event such an objection is made, any item not objected to shall be binding and conclusive on the parties hereto. If the parties are unable to reach agreement with


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         respect to any item objected to within fifteen (15) days after
         Metelics' and/or the Shareholders' notice of objection, the joint determination of the respective independent public accountants of MCE and Metelics, being Ernst & Young LLP and Mohler, Nixon & Williams, respectively, as to any such item shall be binding and conclusive on the parties hereto. If such independent public accountants cannot agree within twenty (20) days after the expiration of the aforementioned fifteen (15) day period, at the option of either MCE, on the one hand, or Metelics and/or the Shareholders' Committee, on the other hand, any item so disputed shall be submitted to Price Waterhouse and determinations thus made shall be binding upon the parties hereto.

         4.2      PREPARATION OF CLOSING FINANCIAL STATEMENTS.

                  (a) Metelics Closing Financial Statements. Metelics and/or the Shareholders Committee shall promptly (and in no event less than 30 days) prepare or cause to be prepared the necessary financial statements, based upon Metelics's books consistent with past practices and made in accordance with GAAP, relative to the determination of the following (collectively, the "Metelics Closing Financial Statements"): (i) the Closing Net Working Capital; and (ii) Metelics' Closing EBITDA (as defined in Section 9.1), with Metelics' Closing EBITDA to be derived from the Metelics Audited Financial Statements. Metelics shall deliver the Metelics Closing Financial Statements to MCE for its review promptly after same are prepared.

                  (b) MCE Closing Financial Statements. MCE shall promptly (and in no event less than 30 days) prepare or cause to be prepared the necessary financial statements, based upon MCE's books consistent with past practices and made in accordance with GAAP, relative to the determination of the following (collectively, the "MCE Closing Financial Statements"): (i) MCE's Closing EBITDA, with MCE's Closing EBITDA to be derived from the MCE Audited Financial Statements; and (ii) the Closing Outstanding MCE Shares. MCE shall deliver the MCE Closing Financial Statements to Metelics and/or the Shareholders' Committee for their review promptly after same are prepared.

         4.3      DETERMINATION OF ADJUSTMENTS.

                  (a) Review and Access. With respect to the preparation of the Metelics Closing Financial Statements and the MCE Closing Financial Statements and the determination of the Cash Adjustment and the MCE Common Stock Adjustment, the MCE Companies, Metelics and/or the Shareholders' Committee, and their respective independent public accountants and other representatives shall have the right to review and observe the taking of the physical count of the inventory, if any, and of the valuation of same and shall have full and complete access to all books and accounts, work papers and other records and files relating thereto. The parties hereto shall use their respective best reasonable commercial efforts to provide such access to all work papers and supporting collateral documents relating to the foregoing which are in the possession or control of their respective independent auditors or other representatives.




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                  (b) Initial Determination. Based upon the Metelics Closing
Financial Statements and the MCE Closing Financial Statements, MCE shall prepare and deliver to Metelics and/or the Shareholders' Committee Representative a Schedule relative to the initial determination of the Cash Adjustment and the MCE Common Stock Adjustment.

                  (c) Review and Dispute Resolution. The Cash Adjustment and the MCE Common Stock Adjustment as prepared and determined by MCE and delivered to Metelics and/or the Shareholders' Committee in accordance with this Section 4.3 shall be binding and conclusive on the parties hereto unless, on or prior to twenty (20) days after the delivery thereof, Metelics and/or the Shareholders' Committee give written notice to MCE of Metelics' and/or the Shareholders' Committee objection to any item thereon. In the event such an objection is made, any item not objected to shall be binding and conclusive on the parties hereto. If the parties are unable to reach agreement with respect to any item objected to within fifteen (15) days after Metelics' and/or the Shareholders' Committee notice of objection, the joint determination of the respective independent public accountants of MCE and Metelics, being Ernst & Young LLP and Mohler, Nixon & Williams, respectively, as to any such item shall be binding and conclusive on the parties hereto. If such independent public accountants cannot agree within twenty (20) days after the expiration of the aforementioned fifteen
(15) day period, at the option of either MCE, on the one hand, or Metelics and/or the Shareholders' Committee, on the other hand, any item so disputed shall be submitted to Price Waterhouse and determinations thus made shall be binding upon the parties hereto. MCE shall pay the cost of its own independent public accountants (including Ernst & Young LLP) for services rendered in connection with this Agreement and the Shareholders shall pay the cost of Metelics' own independent public accountants (including Mohler, Nixon & Williams) for services rendered in connection with this Agreement. In addition, each of MCE, on the one hand, and the Shareholders, on the other hand, shall bear one-half (1/2) of the cost of Price Waterhouse, if applicable. The MCE Companies, Metelics and the Shareholders shall use their best efforts to complete the final determination of the Cash Adjustment and the MCE Common Stock Adjustment as soon as practicable after the Closing Date.

         4.4      PAYMENT OF CASH ADJUSTMENT AND MCE COMMON STOCK ADJUSTMENT.

                  (a) Cash Adjustment. If the Cash Adjustment as finally determined pursuant to Section 4.3 above is different than the Cash Adjustment as preliminarily determined pursuant to Section 1.8(c)(i) above, then the parties shall, within seven (7) days of determination thereof (after taking into account the preliminary determination of the Cash Adjustment) take such actions as are necessary to comply with the provisions of Section 1.4(a) for purposes of effecting the Cash Adjustment, which actions shall include either: (i) a payment by MCE to the Shareholders, based upon their respective Pro Rata Percentages, in cash (through the use of immediately available funds); or (ii) a payment by the Shareholders, based upon their respective Pro Rata Percentages, to MCE in cash (through the use of immediately available funds).





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                  (b) MCE Common Stock Adjustment. If the MCE Common Stock
Adjustment as finally determined pursuant to Section 4.3 above is different than the MCE Common Stock Adjustment as preliminarily determined pursuant to Section 1.8(c)(i) above, then the parties shall, within seven (7) days of determination thereof take such actions as are necessary to comply with the provisions of
Section 1.4(b) for purposes of effecting the MCE Common Stock Adjustment, which actions shall include either: (i) the delivery by MCE to the Shareholders, based upon their respective Pro Rata Percentages, of up to an additional 1,800 shares of MCE Common Stock in the aggregate, with fifty percent (50%) of such shares issued directly to the Shareholders and fifty percent (50%) of such shares issued to and held by the Indemnification Escrow (all of which shares issued to the Named Shareholders also would be issued to and held by the Employment Escrow); or (ii) the delivery by the Shareholders, based upon their respective Pro Rata Percentages, of up to MCE up to 1,800 shares of MCE Common Stock in the aggregate (duly endorsed in blank for transfer), with fifty percent (50%) of such shares coming directly from the Shareholders and fifty percent (50%) of such shares coming from the Indemnification Escrow (all of which shares coming from the Named Shareholders also would come from the Employment Escrow).


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 CONDUCT OF BUSINESS BY METELICS PENDING THE CLOSING. Metelics covenants and agrees that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Effective Time, the business of Metelics shall be conducted only in, and Metelics shall not take any action except in, the ordinary course of business consistent with past practice. Metelics shall use its reasonable best commercial efforts to preserve intact Metelics' business and organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers. suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation of the foregoing, Metelics shall not, except as expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MCE:

                  (a) amend or otherwise change its Articles of Incorporation, Bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practices, or (ii) any shares of its capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest, of it;



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                  (c) declare, set aside, make or pay any dividend or other
distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities; rovided that Metelics is authorized to make distributions to the Shareholders which distributions shall be limited to an amount equal to the Pre-Closing Cash Amount, it being understood and agreed that, as described in Section 1.4(a), Metelics may distribute less than all of such Pre-Closing Cash Amount in which case the Cash Consideration would be adjusted upward on a dollar-for-dollar basis in an amount equal to the difference between the Pre-Closing Cash Amount and the amount distributed, and provided further that, in no event shall Metelics distribute any cash to any Person in an amount in excess of the Pre-Closing Cash Amount except in the ordinary course of business consistent with past practices;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

                  (e) (i) sell, lease or transfer any of its properties or assets, or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets other than in the ordinary course of business consistent with past practice, or make any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the ordinary course of business consistent with past practice, purchase any property or assets of any other Person; (ii) make or obligate itself to make capital expenditures out of the ordinary course of business consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice, incur any obligations or liabilities including, without limitations, any indebtedness for borrowed money; (iv) issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances; (v) modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein or in the ordinary course of business consistent with past practice, provided that in no event shall Metelics modify or enter into any Contract which is not terminable upon 30 days' notice except upon the prior written consent of MCE; or (vi) impose any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

                  (f) pay any bonus to its employees (except in the ordinary course of business consistent with past practice) or officers, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits with respect to any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practices and as may be necessary for the Audited Financial Statements to be prepared in accordance with GAAP;



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                  (h) pay, discharge or satisfy any existing claims. liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment. discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except to the extent being contested in good faith;

                  (i) (i) increase or decrease prices charged to its customers, except in the ordinary course of business consistent with past practices, or take any other action which would reasonably be expected to result in any material loss of customers; or (ii) increase or decrease the average monthly inventory, other than in the ordinary course of business and in a manner consistent with past practice;

                  (j) enter into any transaction with the Shareholders or an Affiliate thereof (except as expressly permitted or required by this Agreement);

                  (k) make or pledge any charitable contributions in excess of $10,000 in the aggregate; or

                  (l) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any material respect.

         5.2 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

         5.4 CERTAIN ACTION. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Material Contracts with Metelics as are necessary for the consummation of the transactions contemplated hereby. Each of the parties


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shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use their reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

         5.5 HSR ACT. MCE and Metelics shall make promptly (unless they have already made) their respective filings, if any are required, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall, if requested by MCE, seek early termination of the applicable waiting period under the HSR Act.

         5.6      ACCESS TO INFORMATION.

                  (a) Access re Metelics. From the date hereof to the Effective Time, Metelics shall, and shall cause its directors, officers, employees, auditors, counsel and agents to, afford MCE and MCE's officers, employees, auditors, counsel and agents reasonable access at all reasonable times and upon reasonable notice to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested. No information provided to or obtained by MCE shall affect any representation or warranty in this Agreement.

                  (b) Access re MCE. From the date hereof to the Effective Time, MCE shall, and shall cause its directors, officers, employees, auditors, counsel and agents to, afford Metelics and Metelics' officers, employees, Shareholders, auditors, counsel and agents reasonable access at all reasonable times and upon reasonable notice to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested. No information provided to or obtained by Metelics shall affect any representation or warranty in this Agreement.

         5.7 NOTIFICATION OF CERTAIN MATTERS. Each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement of such party contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

         5.8 CONFIDENTIALITY; PUBLICITY. No party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties, provided that, notwithstanding anything to the contrary in the foregoing or in the Letter of Intent, any party may make any public disclosure



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required by applicable law (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure and give the other parties an opportunity to comment or seek protective measures), and provided further that, notwithstanding anything to the contrary in the foregoing or in the Letter of Intent, MCE shall be authorized to make such disclosures as it shall determine, with advice of counsel, to be necessary under the applicable securities laws in connection with the proposed IPO.

         5.9 GOING PUBLIC MATTERS; REGISTRATION STATEMENT OF FORM S-1, ETC. Metelics shall, and shall cause its directors, officers, employees, auditors, counsel and agents to, promptly provide to MCE all of the information relative to Metelics, its business, its shareholders and the like which MCE shall determine, with advice of counsel, to be necessary or desirable under the applicable securities laws (including, without limitation, the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder) in connection with the proposed IPO. No information provided to or obtained by MCE shall affect any representation or warranty in this Agreement. In addition, Metelics agrees to reasonably cooperate with MCE in connection with any registration statement or other document or action related to the proposed IPO.

         5.10 EXCLUSIVITY; NO OTHER DISCUSSIONS. Metelics and its Affiliates, employees, agents and representatives will not (a) initiate, encourage the initiation by others of discussions or negotiations with third parties, or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, capital stock (or derivatives thereof), business or properties of Metelics (whether by merger, consolidation, sale of stock, sale of assets, or otherwise), or (b) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. Metelics will immediately notify MCE if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions, and shall provide MCE with the name of such third parties and the terms of any offers.

         5.11     DUE DILIGENCE REVIEW; ENVIRONMENTAL ASSESSMENT.

                  (a) General. MCE shall be entitled to conduct prior to Closing a due diligence review of the assets, properties. books and records of Metelics and an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental Assessment").

                  (b) Environmental Assessment. The Environmental Assessment may include, but not be limited to, a physical examination of the Leased Premises and, subject to applicable consents or approvals of the landlord, of any structures, facilities. or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including but not limited to, off-site disposal records and manifests), documents, and Environmental Permits of Metelics. Prior to the date hereof, MCE, with the approval of Metelics, retained Clayton Environmental Consultants ("Clayton") to perform a Phase I Environmental Site Assessment (the "Phase I"), the scope of which is described on Schedule 5.11. The scope of any further Environmental Assessments provided for in this Section 5.11



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shall be determined by MCE in its sole discretion, provided that Metelics shall have the right to approve the environmental consultant(s) selected by MCE, and provided further that Metelics shall not unreasonably withhold their approval of the consultant(s) selected by MCE. MCE and Metelics shall have equal access to Clayton and/or any other consultant or engineer selected and to all information or reports developed as a result of the Environmental Assessment. Each of the parties shall use its best efforts to complete any work undertaken in connection with the Environmental Assessment in a cooperative fashion so as to both responsibly evaluate the items, questions, concerns or issues under investigation and to minimize cost to the parties. MCE shall be responsible for all costs and expenses related to the Environmental Assessment, including the preparation and completion of the Phase I. Metelics shall provide MCE, Clayton and/or its other designated agents or consultants with the access (at reasonable times and upon reasonable prior notice) to such property which MCE, its agents or consultants require to conduct the Environmental Assessment. Metelics shall use it best commercially reasonable efforts to obtain any necessary consents or approvals from the landlord of the Leased Premises it necessary to conduct the Environmental Assessment. MCE's Environmental Assessment or the failure or decision not to conduct any such Environmental Assessment shall not affect any representation or warranty of Metelics under this Agreement.

         5.12     TAX MATTERS.

                  (a) Tax Returns. Metelics and, after the Closing, the Shareholders, at their own expense, shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns for Metelics for any period ending on or before the Effective Time. The Subchapter S status of Metelics will terminate effective with the Closing and will require the filing of a Tax Return for the period beginning January 1, 1998 and ending the day before the Effective Date (the "Short Tax Period"). Metelics shall close its books as of the end of the Short Tax Period pursuant to Section 1362(e)(6)(D) of the Code and compute taxable income or taxable loss for the Short Tax Period on the basis of the permanent books and records of Metelics. The Shareholders shall be responsible for all Taxes for the Short Tax Period. The Shareholders shall provide such Tax Returns to MCE for review at a reasonable time (but in no event less than twenty (20) days) prior to their due date (including extensions where applicable). Neither Metelics nor the Shareholders shall file any amended Tax Returns with respect to Metelics without the prior written consent of MCE.

                  (b) Tax Cooperation. The Shareholders and MCE shall provide the other party with such information and records and access to such of its officers, directors, employees and agents as may be reasonably requested by the other party in connection with the preparation of any tax return or any audit or other proceeding relating to Metelics. In addition, following the Effective Time, and subject to Section 5.8 hereof, the Shareholders shall be afforded reasonable access to the books and records of Metelics for purposes of tax return preparation.




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                  (c) Audits. In the event of any audit by any taxing authority of the tax liability of Metelics or the Shareholders for the periods during which Metelics was an S corporation, Metelics shall notify the Shareholders immediately of such audit or threatened audit. Metelics shall respond to the audit and shall keep the Shareholders informed of any issues raised by the taxing authority involved. The Shareholders shall have the sole right to settle or contest any deficiency proposed by such taxing authority at their own expense; provided, however, that the Shareholders shall not settle any deficiency without the consent of Metelics if such settlement would have an adverse tax effect on Metelics for periods prior to or subsequent to the Closing. Metelics shall provide the Shareholders with access to its books and records, and cooperate with the Shareholders, to enable them to contest any such deficiency.

                  (d) Reimbursement of Tax Liability. MCE agrees to reimburse the Shareholders for taxes in an amount equal to twenty-four percent (24%) of the taxable income for the period of March 1, 1998 through the Effective Time (the "March Stub Tax Period"). This is intended to approximate the difference between the tax on ordinary income during the March Stub Tax Period and the tax benefit derived from the increase in the tax basis in the Shareholder's stock plus the capital gains tax on the tax reimbursement. The taxable income for the March Stub Tax Period will be equal to the taxable income for the month of March multiplied by a fraction, the numerator of which shall be the number of calendar days during the March Stub Tax Period and the denominator of which will be 31.

         5.13 CONTRACTS BETWEEN METELICS AND AFFILIATES. At the request of MCE, Metelics shall, and Metelics shall use its best efforts to have the Shareholders, take such actions as are necessary to terminate, effective as of the Closing Date, any Contracts between an Metelics and an Affiliate of Metelics or the Shareholders.

         5.14 EMPLOYEE MATTERS. It is the current intent of MCE to continue the employment of all current employees of Metelics after the Effective Time; however, MCE reserves the right to make employment changes after the Effective Time in such a manner as it shall determine in its sole discretion. In connection therewith, Metelics agrees to cooperate with and use its best efforts to assist MCE in its efforts to retain such employees.

         5.15 CONDUCT OF BUSINESS BY MCE PENDING THE CLOSING. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, MCE covenants and agrees that MCE shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course consistent with past practice, other than actions taken by MCE or its subsidiaries in contemplation of the Merger or the other transactions contemplated in this Agreement or in contemplation of the proposed IPO, and, without limiting the generality of the foregoing, shall not directly or indirectly do, or propose to do, any of the following:

                  (a) amend or otherwise change the Articles of Incorporation or Bylaws of MCE, other than actions taken by MCE in contemplation of the Merger or the other transactions contemplated in this Agreement or in contemplation of the proposed IPO; or

                    (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of MCE may declare and pay a dividend to its parent and except as otherwise necessary or desirable in connection with the proposed IPO of the MCE Common Stock; or

                    (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of MCE contained in this Agreement untrue or incorrect or prevent MCE from performing or cause MCE not to perform its covenants hereunder.

          5.16 NON-NAMED SHAREHOLDERS EMPLOYMENT AGREEMENTS. For a period of sixty (60) days after the Closing, MCE shall grant to each of the Non-Named Shareholders listed below the option to enter into employment agreements in substantially the forms attached hereto as Schedule 5.16 (collectively, the "Non-Named Shareholders Employment Agreements"):

                        Christine McAllister
                        Tom Duda
                        Robert Blair
                        Russell Fisher
                        Lucita Castillo
                        Marites Dudero
                        Eva Aujero
                        Lourdes Ongsansoy
                        Diep Van Nguyen

          5.17 AGREED UPON PROCEDURES. The parties hereto agree to follow the procedures to be set forth in the letter of Mohler, Nixon & Williams with regard to adjustments to Metelics' working capital.

          5.18 OPPORTUNITIES AND RISKS SINCE MARCH 1, 1998. The parties hereto agree that, subject to the provisions of Section 5.12(d), the opportunities and risks of the business and operations of Metelics for the period of March 1, 1998 through the Effective Time shall be those of the MCE Companies. As such, as a matter of convenience for financial reporting purposes, the results of operations of Metelics for the period of March 1, 1998 through the Effective Time shall be considered those of the MCE Companies.


                                   ARTICLE VI
               CONDITIONS TO THE OBLIGATIONS OF THE MCE COMPANIES

         The obligations of the MCE Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the MCE Companies:

          6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Metelics in this Agreement, as well as the representations and warranties of the Shareholders in the Shareholder Letter Agreements (as defined in Section 9.1), shall be, in all material respects, true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by this Agreement, and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Metelics and the Shareholders shall have performed or complied with all of their obligations required by this Agreement and the Shareholder Letter Agreements to be performed or complied with at or prior to the Closing Date. Metelics and the Shareholders shall have delivered to MCE a certificate, dated as of the Closing Date (which in case of Metelics shall be duly signed by its President or a Vice President and its Treasurer or Assistant Treasurer), to the foregoing effect.

          6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (a) there shall have been no Material Adverse Change to Metelics or its business, (b) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of Metelics, and (c) none of the assets of Metelics shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect on Metelics; and Metelics and the Shareholders shall have delivered to MCE a certificate, dated as of the Closing Date (which shall be duly signed by its President or a Vice President and its Treasurer or Assistant Treasurer), to the foregoing effect.

          6.3 CORPORATE CERTIFICATE. Metelics shall have delivered to the MCE Companies (a) copies of the Articles of Incorporation of Metelics as in effect immediately prior to the Effective Time certified by the state of its incorporation no longer than 10 days prior to the Effective Time, (b) copies of the Bylaws of Metelics as in effect immediately prior to the Effective Time, (c) copies of resolutions adopted by the Board of Directors and shareholders of Metelics authorizing the Merger and the transactions contemplated by this Agreement, and (d) a certificate of good standing of Metelics issued by the state of its incorporation or formation and each other state in which it is qualified to do business as of a date not more than 5 days prior to the Closing Date; and all of such documents described above in subsections (a), (b), (c) and
(d) shall be certified as of the Closing Date by the Secretary or Assistant Secretary of Metelics as being true, correct and complete.

          6.4 CONSENTS. Metelics and MCE shall have received consents to the Merger and the other transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Metelics or the Shareholders from any Person from whom such consent or waiver is required (including, without limitation, from Comerica Bank under the Comerica Credit Agreement, from NCCC and Hanifen under the NCCC/Hanifen Purchase Agreement, from applicable Persons under any Material Contract listed or required to be listed in Schedule 3.25 or under the HSR Act or other law or regulation), as of a date not more than five (5) days prior to the Closing Date, or who as a result of the transactions contemplated hereby would have such rights to terminate or modify such Material Contracts or instruments, either by the terms thereof or as a matter of law.

          6.5 SECURITIES LAWS. MCE shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of the shares of MCE Common Stock in connection with the transactions contemplated hereby.

          6.6 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions hereunder, or which, in the reasonable judgment of MCE, makes it inadvisable to proceed with the transactions contemplated hereby.

          6.7       NAMED SHAREHOLDERS EMPLOYMENT/CONSULTING AGREEMENTS.

                    (a) At or prior to the Closing, the Surviving Corporation, on the one hand, and each of the Named Shareholders (except Malcolm Finlayson), on the other hand, shall have entered into employment agreements in substantially the forms attached hereto as Schedule 6.7(a) (collectively, the "Named Shareholders Employment Agreements").

                    (b) At or prior to the Closing, the Surviving Corporation and Malcolm Finlayson shall have entered into the consulting agreement in substantially the form attached hereto as Schedule 6.7(b) (the "Consulting Agreement").

                    (c) The Named Shareholders Employment Agreements and the Non-Named Shareholders Employment Agreements are collectively referred to herein as the "Employment Agreements".

          6.8 NONCOMPETITION AGREEMENTS. At or prior to the Closing, the MCE Companies, on the one hand, and each of the Named Shareholders, on the other hand, shall have entered into noncompetition agreements in substantially the forms attached hereto as Schedule 6.8 (collectively, the "Noncompetition Agreements").

          6.9       SHAREHOLDER LETTER AGREEMENTS.

                    (a) Named Shareholders. At or prior to the Closing, the MCE Companies, on the one hand, and each of the Named Shareholders, on the other hand, shall have entered into letter agreements in substantially the forms attached hereto as Schedule 6.9(a) (collectively, the "Named Shareholders Letter Agreements").

                    (b) Non-Named Shareholders. At or prior to the Closing, the MCE Companies, on the one hand, and not less than that number of Non-Named Shareholders who, when aggregated with the Named Shareholders, own at least ninety percent (90%) of the Metelics Stock, on the other hand, shall have entered into letter agreements in substantially the forms attached hereto as
Schedule 6.9(b) (collectively, the "Non-Named Shareholders Letter Agreements").

The Named Shareholders Letter Agreements and the Non-Named Shareholders Letter Agreements are collectively referred to herein as the "Shareholders Letter Agreements".

          6.10 SHAREHOLDERS INDEMNIFICATION AGREEMENT. At or prior to the Closing, the MCE Companies, on the one hand, and not less than that number of the Shareholders who own at least ninety percent (90%) of the Metelics Stock, on the other hand, shall have entered into an indemnification agreement in substantially the form attached hereto as Schedule 6.10 (the "Shareholders Indemnification Agreement").

          6.11 ESCROW AGREEMENT. At or prior to the Closing, the MCE Companies, each of the Shareholders and an escrow agent shall have entered into an escrow agreement in substantially the form attached hereto as Schedule 6.11 (the "Escrow Agreement").

          6.12 SHAREHOLDER AGREEMENTS. At or prior to the Closing, each of the Shareholders who receive the MCE Common Stock Consideration shall have entered into the following:

                    (a) Instrument of Accession -- NCCC/Hanifen Stockholder Agreement. An instrument of accession, in substantially the form attached hereto as Schedule 6.12(a) relative to that certain Stockholder Agreement, dated July 23, 1996, among MCE, NCCC and Hanifen, and the several shareholders of MCE named therein (the "NCCC/Hanifen Instrument of Accession").

                    (b) MCE Shareholders' Agreement. A Shareholders' Agreement among MCE and each of the Shareholders in substantially the form attached hereto as Schedule 6.12(b) (the "MCE Shareholders' Agreement").

          6.13 STOCK POWERS. At the Closing, each of the Shareholders who receive the MCE Common Stock Consideration shall have delivered to MCE, for use in connection with the Indemnification Escrow, 5 stock powers executed in blank, with signature guarantees.

          6.14 OPINION OF COUNSEL. MCE shall have received an opinion, dated as of the Closing Date, from Einar Sunde, Esq., counsel for Metelics, in substantially the form attached hereto as Schedule 6.14.

                                   ARTICLE VII
                    CONDITIONS TO THE OBLIGATIONS OF METELICS

          The obligations of Metelics to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Metelics:

          7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the MCE Companies contained in this Agreement shall be, in all material respects, true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by this Agreement, and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The MCE Companies shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The MCE Companies shall each have delivered to Metelics a certificate, dated as of the Closing Date (which shall be duly signed by its President or a Vice President and its Treasurer or Assistant Treasurer), to the foregoing effect.

          7.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (a) there shall have been no Material Adverse Change to MCE or its business, (b) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of MCE, and (c) none of the assets of MCE shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect on MCE; and MCE shall have delivered to Metelics a certificate, dated as of the Closing Date (which shall be duly signed by its President or a Vice President and its Treasurer or Assistant Treasurer), to the foregoing effect.

          7.3       CORPORATE CERTIFICATE. MCE shall have delivered to Metelics
(a) copies of the Articles of Incorporation of MCE and Newco as in effect immediately prior to the Effective Time certified by the state of its incorporation no longer than 10 days prior to the Effective Time, (b) copies of the Bylaws of MCE and Newco as in effect immediately prior to the Effective Time, (c) copies of resolutions adopted by the Board of Directors and shareholders of MCE and Newco, as the case may be, authorizing the Merger and the transactions contemplated by this Agreement, and (d) a certificate of good standing of MCE and Newco issued by the state of its incorporation or formation and each other state in which it is qualified to do business as of a date not more than 5 days prior to the Closing Date; and all of such documents described above in subsections (a), (b), (c) and (d) shall be certified as of the Closing Date by the Secretary or Assistant Secretary of MCE and Newco as being true, correct and complete.

          7.4 MCE COMMON STOCK CONSIDERATION. At the Closing, MCE shall have issued all of the shares of MCE Common Stock comprising the MCE Common Stock Consideration to be issued at the Closing in accordance with the terms hereof and shall have delivered to the Shareholders (a) certificates for such shares issued to them hereunder, other than the shares to be held pursuant to the Indemnification Escrow and the Employment Escrow, and (b) copies of certificates representing the shares to be held pursuant to the Indemnification Escrow and the Employment Escrow.

          7.5 NO ORDER OR INJUNCTION. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions hereunder.

          7.6 HSR ACT WAITING PERIOD. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          7.7 EMPLOYMENT AGREEMENTS. At or prior to the Closing, Metelics shall have executed and delivered each of the Named Shareholders Employment Agreements, as well as each of the Non-Named Shareholders Employment Agreements to the extent so requested by the eligible Non-Named Shareholders identified in
Schedule 5.16, provided that it is agreed that this condition shall terminate upon such execution and delivery, regardless of whether each of the Shareholders who are contemplated hereby to be parties to the Employment Agreements have also executed and delivered such Employment Agreements.

          7.8 OPINION OF COUNSEL. Metelics shall have received an opinion, dated as of the Closing Date, from Dykema Gossett PLLC., counsel for the MCE Companies, in substantially the form attached hereto as Schedule 7.8.

                                  ARTICLE VIII
           SURVIVAL OF AND RELIANCE ON REPRESENTATIONS AND WARRANTIES

          8.1 REPRESENTATIONS AND WARRANTIES BY METELICS. Each of the representations and warranties made by Metelics in this Agreement or pursuant hereto shall survive after the Closing Date until the first (1st) anniversary of the Effective Time or until the completion by MCE's independent accountants of an audit of MCE's financial statements for the fiscal year ending December 31, 1998, which ever period is longer, except for the following representations and warranties which shall survive for the periods indicated:

                    (a) Each of the representations and warranties made by Metelics in Section 3.4 (re capitalization matters) and Section 3.5 (re shareholders and ownership matters) shall survive after the Closing Date until the fourth (4th) anniversary of the Effective Time.

                    (b) Each of the representations and warranties made by Metelics in Section 3.13 (re environmental matters) and in Section 3.18 (re employee benefit matters) shall survive after the Closing Date until the third
(3rd) anniversary of the Effective Time.

                    (c) Each of the representations and warranties made by Metelics in Section 3.19 (re tax matters) shall survive after the Closing Date indefinitely until the applicable period of statute of limitations has expired under applicable law.

          8.2 REPRESENTATIONS AND WARRANTIES BY MCE COMPANIES. Each of the representations and warranties made by the MCE Companies in this Agreement or pursuant hereto shall survive after the Closing Date until the first (1st) anniversary of the Effective Time.

          8.3 RELIANCE. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations. warranties, covenants and agreements of the other parties contained in this Agreement or in the other MCE Delivered Documents or Metelics Delivered Documents, as the case may be. Each representation, warranty, covenant and agreement of the parties contained in this Agreement or in the other MCE Delivered Documents or Metelics Delivered Documents, as the case may be, is independent of each other representation, warranty, covenant and agreement.


                                   ARTICLE IX
                               CERTAIN DEFINITIONS

          9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                    "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act, as in effect on the date hereof.

                    "Closing EBITDA" means the EBITDA (as defined in Section 9.1) of Metelics and MCE, as the case may be, as of and for the year ended December 31, 1997 as derived from the Metelics Audited Financial Statements and the MCE Audited Financial Statements, as the case may be.

                    "Closing Outstanding MCE Shares" means the number of shares of MCE Common Stock issued and outstanding immediately prior to the Effective Time as determined on a Fully Diluted Basis (as defined in Section 9.1).

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    "Contract" means any agreement, contract, lease, note, mortgage indenture, loan agreement, franchise agreement, covenant, employ agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

                    "EBITDA" means earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP consistent with past practices.

                    "Employment Escrow" means the shares of MCE Common Stock to be held in escrow to secure the performance of each of the Named Shareholders under his particular Employment Agreement and to be held pursuant to the terms and conditions of the Escrow Agreement.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    "Fully Diluted Basis" means, with respect to a determination or calculation, that such determination or calculation is performed on a fully diluted basis (assuming the issuance of all shares issuable under any then outstanding options, warrants, or convertible securities of any kind) determined in accordance with GAAP.

                    "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

                    "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                    "Indemnification Escrow" means the shares of MCE Common Stock held in escrow to secure the indemnification obligations of the Shareholders arising under the Shareholders Indemnification Agreement.

                    "Knowledge of Metelics", "awareness of Metelics" and terms of similar meaning shall mean the actual knowledge, without inquiry, of the Named Shareholders.

                    "Letter of Intent" means the Letter of Intent, dated January 19, 1998, among MCE, Metelics and the Named Shareholders relative to the transactions contemplated hereby.

                    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                    "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

                    "Microwave Components Business" means the design, manufacture and sale of microwave diodes, capacitors and components. Most products are custom designed for specific customer applications. The product family includes Step Recovery Diodes ("SRD"), Schottky Diodes, Tuning Varactor Diodes, PIN Diodes, Tunnel Diodes, MNOS Capacitors and Microwave Components. The Diodes and Capacitors are available in chip and/or beamlead form and in a variety of package outlines. The Microwave Components are manufactured in the form required for the intended application. SRD Diodes are manufactured for use in such customer applications as comb generators and multipiers and in Metelics Sampling Phase Detectors. Schottky Diodes are available as rings, bridges, series T, antiparallel singles and pairs for use in RF and microwave mixers, sampling bridges, limiters and fast switches. Tuning Varactors are manufactured for use in such applications as voltage controlled oscillators and filters, multipliers and phase shifters. PIN Diodes are manufactured for use in low capacitance high speed switches, high power switches and attentuators. Tunnel Diodes are manufactured on germanium substrates using planar construction. They are used in low temperature drift, high sensitivity, low VSWR detectors. MNOS (Metal-Nitride-Oxide-Silicon) capacitors are manufactured for use in RF and microwave hybrid circuits as decoupling capacitors and as tuning elements in various filters and matching networks. Metelics combines the various discrete devices that it manufactures into a variety of RF and microwave components such as the Sampling Phase Detector mentioned above plus SPMT switches (with and without TTL drivers), schottky and tunnel detectors, limiters and other custom designs required by various customers.

                    "Net Working Capital" shall mean the net working capital (i.e., current assets less current liabilities), exclusive of cash, as determined in accordance with GAAP consistent with past practices.
                    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                    "Pre-Closing Cash Amount" means all of the cash held by Metelics as of the month end immediately preceding the Closing or, if the Closing occurs on or effective as of a month end, as of such month end.

                    "Pro Rata Percentage" means, with respect to each Shareholder, the quotient, in percentage form, of (a) the sum of the shares Metelics Stock held by such Shareholder immediately prior to the Effective Time, divided by (b) the total number of shares of Metelics Stock. The Pro Rata Percentage for each Shareholder, as of the date hereof, is set forth on Schedule 3.5.

                    "SEC" means the Securities and Exchange Commission.

                    "Securities Act" means the Securities Act of 1933, as amended.

                    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                    "Shareholder Delivered Documents" means the several documents, certificates, instruments and agreements which shall be executed and delivered by the Shareholders pursuant to this Agreement, the Shareholder Letter Agreements or the transactions contemplated hereby or thereby.

                    "Tax" or "Taxes" means any and all taxes, fees or other assessments. including, but not limited to, income, excise, severance, stamp, occupation, capital stock, property, sales, use, franchise, intangible, payroll, withholding, social security, worker's compensation, environmental, customs duties, value added, tax estimates, and unemployment taxes imposed by any federal, state, local or foreign government agency, and any interest or penalties related thereto.

                    "Tax Return" means any tax return, declaration, report, filing or information statement required to be filed in connection with or with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                    "Transaction Fees" shall mean all legal, accounting, tax, consulting and financial advisory and other fees and expenses, including any transfer taxes, fees and expenses and the cost of title insurance, incurred, paid, or payable by Metelics in connection with the transactions contemplated hereby, and not otherwise paid by the Shareholders.

                    "Valuation Formula" shall mean, with respect to a particular person, the sum of (i) the product of the Closing EBITDA for the applicable period, multiplied by 9.09, (ii) less outstanding indebtedness for borrowed money as at the end of such applicable period, and (iii) plus cash on hand as at the end of such applicable period.

          9.2       OTHER DEFINITIONAL PROVISIONS.

                    (a) All terms defined in this Agreement shall have the defined meanings when used in the Metelics Delivered Documents, the Shareholder Delivered Documents and the MCE Delivered Documents, unless the context otherwise requires.

                    (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                    (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied, on a basis consistent with prior periods, where applicable.

                    (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                    ARTICLE X
                                   TERMINATION

          10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time as follows:

                    (a) by mutual written consent of Metelics and MCE at any time prior to the Closing; or

                    (b) by MCE upon delivery of written notice to Metelics in accordance with Section 11.1 of this Agreement in the event of a material breach by Metelics of any provisions of this Agreement or by the Shareholders of any provisions of the Shareholder Letter Agreements, including covenants, warranties or representations herein or therein, which breach is not cured within ten (10) business days after notice thereof; or

                    (c) by Metelics upon delivery of written notice to MCE in accordance with Section 11.1 of this Agreement in the event of a material breach by MCE of any provision of this Agreement, including covenants, warranties or representations, which breach is not cured within ten (10) business days after notice thereof; or

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
                    (d) by either MCE or Metelics upon delivery of written notice in accordance with Section 11.1 of this Agreement, if the Closing shall not have occurred by April 30, 1998, provided that, if the Closing shall not have occurred by such date due to the breach by a party of this Agreement, then such breaching party shall not be entitled to terminate this Agreement pursuant to this subsection (d); or

                    (e) by MCE upon delivery of written notice to Metelics in accordance with Section 11.1 of this Agreement if any condition to the obligations of the MCE Companies set forth in Article VI is not satisfied (or waived by MCE) as of the Closing;

                    (f) by Metelics upon delivery of written notice to MCE in accordance with Section 11.1 of this Agreement if any condition to the obligations of Metelics set forth in Article VII is not satisfied (or waived by Metelics) as of the Closing; or

          10.2      EFFECT OF TERMINATION. Except for the provisions of Section
5.8 hereof and Section 11.3 hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided further that nothing herein shall relieve any party from the obligations set forth in Section 12 of the Letter of Intent.

                                   ARTICLE XI
                               GENERAL PROVISIONS

          11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) if telephonically transmitted by facsimile transmission, if such transmission is confirmed by delivery by certified or registered United States Mail (with first class postage pre-paid) or guaranteed overnight delivery, (iii) if transmitted via e-mail, if such transmission is confirmed by delivery by certified or registered United States Mail (with first class postage pre-paid) or guaranteed overnight delivery, (iv) five (5) business days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (v) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

                    (a) if to MCE (or the MCE Companies) to:

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

               MCE COMPANIES, INC.
               310 Depot Street
               Ann Arbor, Michigan  48104
                     (734-716-8191; fax 734-761-1727)
               Attention:  John L. Smucker, President
                           (e-mail:  "jlsmce@aol.com")

               with a copy to:

                   Dykema Gossett PLLC
                   400 Renaissance Center
                   Detroit, Michigan  48243-1668
                   Attention:  J. Michael Bernard, Esq.
                          (313-568-5374; fax 313-568-6832)
                          (e-mail:  "jbernard@dykema.com")

           (b) if to Metelics and/or the Shareholders, prior to the Closing, to:

               METELICS CORPORATION
               975 Stewart Avenue
               Sunnyvale, California  94086
                     (408-737-8181; fax 408-733-7645)
               Attention: Malcolm J. Finlayson, Chairman

               with a copy to:

                   Einar Sunde, Esq.
                   2600 El Camino Real, Suite 201
                   Palo Alto, California  94306
                          (650-494-6666; fax 650-494-1523)
                          (e-mail:  "einarsunde@aol.com")

           (c) if to the Shareholders, after the Closing, to:

               Malcolm J. Finlayson
               10459 Bonny Drive
               Cupertino, CA  95014

               James L. Godbout
               648 Comstock Road
               Hollister, CA  95023

               Guomun A. Hom
               1261 Schooner St.
               Foster City, CA  94404

               Francis S. Kwan
               27960 Roble Blanco
               Los Altos Hills, CA  94022

                        and

               Ricardo F. Medel
               48432 Avalon Heights Terraces
               Fremont, CA  94539

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
The addresses so indicated for any party may be changed by similar written notice.

          11.2 ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto), as well as the Metelics Delivered Documents, the Shareholder Delivered Documents and the MCE Delivered Documents, contains the entire understanding of the parties in respect of its subject matters and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter, including, without limitation, the Letter of Intent.

          11.3 EXPENSES. Except as otherwise expressly provided herein, the parties shall pay their own fees and expenses, including their own counsel and accounting fees and any HSR Act filing fee applicable to such party's respective filing (if any), incurred in connection with this Agreement or any transaction contemplated hereby(including the Transaction Fees (as defined in Section 9.1)), with the Shareholders' paying any such fees and expenses of Metelics payable but not paid prior to the Closing Date.

          11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. Except as expressly provided in this Agreement, no failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

          11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective permitted successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by Metelics without the prior written consent of MCE or by MCE without the prior written consent of Metelics, provided that MCE may assign all or any portion of its rights and obligations hereunder to one or more of its wholly-owned subsidiaries or to Comerica Bank in order to procure financing or other credits.


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          11.6      COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

          11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be this Agreement unless otherwise indicated. The heading contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever, the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

          11.8 GOVERNING LAW; INTERPRETATION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS EXECUTED AND TO BE WHOLLY PERFORMED WITH SUCH STATE.

          11.9 JURISDICTION; ENFORCEMENT. The parties hereto irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the Counties of Wayne and Washtenaw in the State of Michigan or the County of Santa Clara in the State of California for enforcement by a party of any rights or remedies under this Agreement(including the Schedules attached hereto), the Metelics Delivered Documents, the Shareholder Delivered Documents and the MCE Delivered Documents. In addition, each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought within the Counties of Wayne and Washtenaw in the State of Michigan or the County of Santa Clara in the State of California, and hereby further irrevocably waives any claim that any suit, action or proceedings brought within the Counties of Wayne and Washtenaw in the State of Michigan or the County of Santa Clara in the State of California has been brought in an inconvenient forum.

          11.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advise of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.


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                            [SIGNATURES ON NEXT PAGE]




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                             MCE COMPANIES, INC.,
                               a Michigan corporation ("MCE")


                             By:/s/ John L. Smucker
                                ------------------------------------------------
                                    John L. Smucker, President



                             MCE ACQUISITION NO. 1, INC.,
                               a Michigan corporation ("Newco")


                             By: /s/ John L. Smucker
                                ------------------------------------------------
                                     John L. Smucker, Chairman



                             METELICS CORPORATION,
                               a California corporation ("Metelics")


                             By: /s/ Malcolm J. Finlayson
                                ------------------------------------------------
                                     Malcolm J. Finlayson, Chairman



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                                TABLE OF CONTENTS



Article I         Mergers; Merger Consideration; Closing

Article II        Representations and Warranties of the MCE Companies

Article III       Representations and Warranties of Metelics

Article IV        Audited Financial Statements; Determination of Adjustments

Article V         Additional Agreements

Article VI        Conditions to the Obligations of the MCE Companies

Article VII       Conditions to the Obligations of Metelics

Article VIII      Survival of and Reliance on Representations and Warranties

Article IX        Definitions

Article X         Termination

Article XI        General Provisions

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                                LIST OF SCHEDULES


Schedules -- To be Prepared by MCE/Counsel for MCE

   Schedule 1.5         Directors and Officers of the Surviving Corporations
   Schedule 1.8         Payment of Merger Consideration at Closing
   Schedule 2.5         Capitalization of MCE
   Schedule 2.8         Subsidiaries of MCE
   Schedule 2.9         MCE Financial Statements
   Schedule 2.11        Changes Since MCE Current Balance Sheet Date
   Schedule 2.12        Liabilities; Indebtedness of MCE
   Schedule 5.16        Form of Non-Named Shareholders Employment Agreements
   Schedule 6.7(a)      Form of Named Shareholders Employment Agreements
   Schedule 6.7(b)      Form of Consulting Agreement
   Schedule 6.8         Form of Noncompetition Agreements
   Schedule 6.9(a)      Form of Named Shareholders Letter Agreements
   Schedule 6.9(b)      Form of Non-Named Shareholders Letter Agreements
   Schedule 6.10        Form of Shareholders Indemnification Agreement
   Schedule 6.11        Form of Escrow Agreement
   Schedule 6.12(a)     Form of NCCC/Hanifen Instrument of Accession
   Schedule 6.12(b)     Form of MCE Shareholders' Agreement
   Schedule 6.14        Matters on Opinion Letter from Counsel for Metelics

Schedules -- To be Prepared by Metelics/Counsel for Metelics

   Schedule 3.4         Capitalization of Metelics
   Schedule 3.5         Shareholders of Metelics; Pro Rata Percentages
   Schedule 3.6         No Violation
   Schedule 3.9         Metelics Financial Statements
   Schedule 3.10        Changes Since Metelics Current Balance Sheet Date
   Schedule 3.11        Liabilities; Indebtedness of Metelics
   Schedule 3.12        Litigation
   Schedule 3.13        Environmental Matters
   Schedule 3.14        Leased Premises
   Schedule 3.15        Business; Title to and Condition of Assets
   Schedule 3.16        Compliance with Laws
   Schedule 3.17        Labor and Employment Matters
   Schedule 3.18        Employee Benefit Matters
   Schedule 3.19        Taxes
   Schedule 3.20        Insurance
   Schedule 3.21        Receivables
   Schedule 3.22        Permits


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   Schedule 3.23        Affiliated Transactions
   Schedule 3.24A       Owned Intellectual Property
   Schedule 3.24B       Licensed Intellectual Property
   Schedule 3.25        Material Contracts
   Schedule 3.29        Status as Minority Supplier or Customer Matters
   Schedule 7.8         Matters on Opinion Letter from Counsel for MCE Companies


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